UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

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The Timken Company

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Notice of
2011
Annual Meeting of
Shareholders
and
Proxy Statement

THE TIMKEN COMPANY
Canton, Ohio U.S.A.

i

PAGE

General	53
Appendix A	A-1

ii

Ward J. Timken, Jr.
Chairman — Board of Directors
March 24, 2011
Dear Shareholder:
The 2011 Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, May 10, 2011, at ten o’clock in the morning at the corporate offices of the Company in Canton, Ohio.
This year, you are being asked to act upon five matters. Details of these matters are contained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.
Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.
I appreciate the strong support of our shareholders over the years and look forward to a similar vote of support at the 2011 Annual Meeting of Shareholders.
Sincerely,

Ward J. Timken, Jr.
Enclosure
The Timken Company
1835 Dueber Avenue, S.W.
P.O. Box 6927
Canton, OH 44706-0927 U.S.A.
Telephone: 330-438-3000

THE TIMKEN COMPANY
Canton, Ohio

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, May 10, 2011, at 10:00 a.m., at 1835 Dueber Avenue, S.W., Canton, Ohio, for the following purposes:
1.	To elect three Directors to serve in Class II for a term of two years.

2.	To ratify the selection of Ernst & Young LLP as the independent auditor for the year ending December 31, 2011.

3.	To approve The Timken Company 2011 Long-Term Incentive Plan.

4.	To consider a resolution regarding the frequency of the shareholder advisory vote on named executive officer compensation.

5.	To consider a resolution regarding the shareholder advisory vote on named executive officer compensation.

6.	To transact such other business as may properly come before the meeting.
Holders of Common Stock of record at the close of business on February 22, 2011, are the shareholders entitled to notice of and to vote at the meeting.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.
Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of Directors (Item 1 of this Proxy Statement), or Items 3, 4 and 5. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or broker was allowed to vote those shares on your behalf in the election of Directors as they felt appropriate. Recent changes in regulations were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent auditor (Item 2 of this Proxy Statement). They will not have discretion to vote uninstructed shares on Items 3, 4 and 5 of this Proxy Statement. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

SCOTT A. SCHERFF Corporate Secretary and Vice President — Ethics and Compliance
March 24, 2011
YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR
PROXY CARD OR VOTE ELECTRONICALLY.

THE TIMKEN COMPANY

PROXY STATEMENT
     The enclosed proxy is solicited by the Board of Directors of The Timken Company (the “Company”) in connection with the Annual Meeting of Shareholders to be held on May 10, 2011, at 10:00 a.m. local time at the Company’s corporate offices, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The mailing address of the corporate offices of the Company is 1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798. The approximate date on which this Proxy Statement and form of proxy will be first sent or given to shareholders is March 24, 2011.
     The Board of Directors is not aware that matters other than those specified in the foregoing Notice will be brought before the meeting for action. However, if any such matters should be brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.
ELECTION OF DIRECTORS
     The Company presently has twelve Directors who, pursuant to the Company’s Amended Regulations, are divided into three classes with four Directors in Class I, four Directors in Class II and four Directors in Class III. At the 2010 Annual Meeting of Shareholders, the shareholders approved an amendment to our Regulations that eliminates, over a three-year period, the classified structure of our Board of Directors. The Directors elected at the 2010 annual meeting were elected for a three-year term; Directors elected at the 2011 annual meeting will be elected for a two-year term; and Directors elected at the 2012 annual meeting will be elected for a one-year term. At the 2013 annual meeting and thereafter, all Directors will stand for election for a one-year term. Accordingly, at the 2011 Annual Meeting of Shareholders, three Directors will be elected to serve in Class II for a two-year term to expire at the 2013 Annual Meeting of Shareholders. Candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.
     Pursuant to the Majority Voting Policy of the Board of Directors, any Director who fails to receive a majority of the votes cast in his or her election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and service record, as well as any reasons given by shareholders as to why they voted against (or withheld votes from) the Director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to disclose its decision on a Form 8-K, as well as the reasons for rejecting any tendered resignation, if applicable.
     Jerry J. Jasinowski, a Director of the Company since 2004 and a member of the Nominating and Corporate Governance and Compensation Committees, is retiring from the Board of Directors, effective as of the Annual Meeting of Shareholders. Mr. Jasinowski is retiring pursuant to the Board’s policy that a Director retire from the Board of Directors at the Annual Meeting of Shareholders after reaching age 72. We are grateful for the many contributions made by Mr. Jasinowski during his service as a Director. In light of Mr. Jasinowski’s retirement, at its meeting on February 9, 2011, the Board of Directors passed a resolution decreasing the size of the Board from twelve to eleven Directors, effective May 10, 2011, and apportioned the decrease to Class II.
     Subsequent to the 2011 Annual Meeting of Shareholders, assuming that all nominees are elected, the Company will have eleven Directors who will be divided into three classes with four Directors in Class I, three Directors in Class II and four Directors in Class III.

     If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they deem advisable.
ITEM NO. 1
ELECTION OF CLASS II DIRECTORS
     The Board of Directors, by resolution at its February 9, 2011 meeting, based on the recommendation of the Nominating and Corporate Governance Committee of the Board, nominated the three individuals set forth below to be elected Directors in Class II at the 2011 Annual Meeting of Shareholders to serve for a term of two years expiring at the Annual Meeting of Shareholders in 2013 (or until their respective successors are elected and qualified). All of the nominees have been previously elected as a Director by the shareholders, except Mr. Ballbach. Each of the nominees listed below has consented to serve as a Director if elected.
     Unless otherwise indicated on any proxy, the persons named as proxies on the enclosed proxy form intend to vote the shares covered by such proxy form in favor of the nominees named below.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW.
NOMINEES
     The following information obtained in part from the respective nominees and in part from the records of the Company, sets forth information regarding each nominee as of January 7, 2011.
     John M. Ballbach, 50, has served as President and Chief Executive Officer of VWR International, LLC, a leading global laboratory supply company, since 2005, and was appointed Chairman of the Board of that company in 2007. Mr. Ballbach joined the Valspar Corporation in 1990 and progressed through a series of management positions to become its President and Chief Operating Officer from 2002 until 2004. Mr. Ballbach’s global perspective and experience in supply chain management are particularly helpful to the Board as the Company continues to sharpen its focus on growth opportunities in diverse industrial markets with strong aftermarket potential. He has served on the Board of Directors since 2009. Mr. Ballbach served as a director of Celanese AG in 2005-2006.
     Phillip R. Cox, 63, has been the President and Chief Executive Officer of Cox Financial Corporation, a financial services company that he founded, for over 35 years. In addition to his service on the Company’s Board of Directors since 2004, Mr. Cox is currently non-executive Chairman of Cincinnati Bell, and he has served as a director there since 1993. He also has served as a director of Touchstone Mutual Funds since 1994 and Diebold, Incorporated since 2005. Mr. Cox formerly served as a director of Duke Energy Corporation from 2006 — 2008, and prior to its merger with Duke Energy, Cinergy Corp. from 1994-2005. With his life-long background of dealing with financial matters, Mr. Cox brings significant acumen to the Board.
     Ward J. Timken, Jr., 43, is Chairman of the Board of Directors of The Timken Company. He has held that position since 2005. In his previous position as President of the Company’s Steel Business, he led the business in 2004-2005 to record levels of profitability at the time, and positioned it for even better subsequent performance. He also served as Corporate Vice President in 2000—2003 and was responsible for strategy development. He played a pivotal role in the acquisition and integration of The Torrington Company in 2003, the largest acquisition in the Company’s history. His other positions at the Company included key postings in Europe and Latin America in the 1990s. Before joining the Company in 1992, he opened and managed the Washington, D.C. office of McGough & Associates, a Columbus, Ohio based government affairs consulting firm. Mr. Timken’s broad-based experience has given him an excellent understanding of the Company’s business that positions him to provide outstanding leadership as the Chairman of the Board. He has served on the Board of Directors since 2002. Mr. Timken is also a substantial long-term shareholder of the Company.

CONTINUING DIRECTORS
     The remaining eight Directors, named below, will continue to serve in their respective classes until their respective terms expire. The following information obtained in part from the respective Directors and in part from the records of the Company, sets forth information regarding each Director as of January 7, 2011.
     James W. Griffith, 57, has served as the President and Chief Executive Officer of The Timken Company since 2002. Mr. Griffith joined the Company in 1984, and has held positions as plant manager, Vice President of Manufacturing in North America and Managing Director of the Company’s business in Australia. From 1996 to 1999, he led the Company’s automotive business in North America and the Company’s bearing business activities in Asia and Latin America. He was elected President and Chief Operating Officer in 1999. Since that time, Mr. Griffith has led a transformation of the Company focused on creating ever-increasing levels of value for customers and shareholders. With Mr. Griffith’s broad experience and deep understanding of the Company, and as Chief Executive Officer, he is a key director for the Company. He has served on the Board of Directors since 1999. He also has been a director of Goodrich Corporation since 2002. Mr. Griffith’s term expires in 2013.
     John A. Luke, Jr., 62, is the Chairman and Chief Executive Officer of MeadWestvaco Corporation, a leading global producer of packaging, coated and specialty papers, consumer and office products and specialty chemicals. He has held that position since 2003. Mr. Luke worked in a number of areas of Westvaco Corporation earlier in his career, including treasury, marketing and international sales, before joining its executive ranks in 1990. He led the process of merging the Westvaco Corporation with the Mead Corporation in 2002 to create MeadWestvaco Corporation, a large transformative transaction. As Chief Executive Officer of a company that was founded by his ancestors in 1888, Mr. Luke brings an understanding of the evolution of a family business into a global corporation. Mr. Luke’s leadership of a large, public global company and his experience in dealing with the issues facing such a company make him well-positioned for his role as a Director. He has served on the Board of Directors since 1999. Mr. Luke also has served as a director of The Bank of New York Mellon Corporation since 2007, MeadWestvaco Corporation since 2002 and The Bank of New York from 1996-2007. Mr. Luke’s term expires in 2013.
     Joseph W. Ralston, 67, has served as Vice Chairman of The Cohen Group, an organization that provides clients with comprehensive tools for understanding and shaping their business, political, legal, regulatory and media environments, since 2003. General Ralston completed a distinguished 37-year Air Force career as Commander, U.S. European Command and Supreme Allied Commander Europe, NATO in 2003. Previously, General Ralston served as Vice Chairman of the Joint Chiefs of Staff, the nation’s second highest-ranking military officer. In his current role, General Ralston is in a position to keep the Company’s Board of Directors advised on the rapidly changing global political environment, as well as developments in the aerospace industry. As someone who was previously responsible for thousands of troops, General Ralston is familiar with complex human resource issues. Additionally, with the increased regulatory oversight of corporate governance, General Ralston’s continuing understanding of the political environment in Washington provides the Board with a valuable perspective on current legislative developments. He has served on the Board of Directors since 2003, and he also has served on the boards of Lockheed Martin Corporation and URS Corporation since 2003. Mr. Ralston’s term expires in 2012.
     John P. Reilly, 67, retired as the Chairman, President and Chief Executive Officer of Figgie International, an international diversified operating company, in 1998. He has more than thirty years of experience in the automotive industry, where he has served as President and Chief Executive Officer of a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation and Navistar, and has served as President of Brunswick Corporation. His hands-on experience in the automotive industry provides the Company’s Board with a key resource in a significant sector in which the Company competes. He also brings his knowledge of financial and human resource issues gained through his forty years of successful executive leadership to his role on the Board. He has served on the Board of Directors since 2006. Mr. Reilly also serves as a director and non-executive chairman of both Exide Technologies and Material Sciences Corporation, and he has been a director of each of those companies since 2004. Mr. Reilly’s term expires in 2012.

     Frank C. Sullivan, 50, has held the position of Chairman and Chief Executive Officer of RPM International Inc., a world leader in specialty coatings, since 2008. He was appointed RPM’s Chief Executive Officer in 2002, prior to which he held positions in sales and corporate development before becoming Chief Financial Officer in 1993. He held various positions in the areas of commercial lending and corporate finance in the banking industry before joining RPM in 1987. With Mr. Sullivan’s extensive financial background, he serves as the financial expert for the Company’s Audit Committee. As Chief Executive Officer of a major public company, Mr. Sullivan possesses invaluable experience to deal with the wide range of issues facing the Company, and he is particularly knowledgeable in the area of acquisitions due to the substantial level of activity by RPM in that area. Grandson of the founder of RPM, Mr. Sullivan also brings to the Board knowledge and understanding of the evolution of a family business into a large public company. He has served on the Board of Directors since 2003, and he has been a director of RPM International, Inc. since 1995. Mr. Sullivan’s term expires in 2013.
     John M. Timken, Jr., 59, is a private investor who has been a successful entrepreneur for many years. He has served on the Board of Directors since 1986. A sample of Mr. Timken’s ventures includes involvement in the cable television business and establishing one of the largest commercial mushroom farms in North America. He has also been associated with, and an investor in, among others, a trucking concern, a plastic injection molding business and a chain of ophthalmic laboratories. He is currently a director of a flexible packaging business of which he was one of the founders. Mr. Timken uses his substantial financial acumen and varied business background to bring a candid and challenging approach to interaction with the Company’s management and independent auditors. Mr. Timken is also a substantial long-term shareholder of the Company. Mr. Timken’s term expires in 2012.
     Ward J. Timken, 68, currently serves as President of The Timken Foundation of Canton, a private charitable foundation to promote civic betterment through capital funds grants. He has held that position since 2004. The Timken Foundation is not affiliated with The Timken Company. During his thirty-six year career with the Company before retiring in 2003, Mr. Timken worked in steel operations, corporate development and human resources. For many years he was responsible for community relations and was regarded as the “face of the company” in plant locations globally. He traveled extensively during his career, becoming extremely familiar with the Company’s global manufacturing operations, and he brings a wealth of knowledge regarding the Company’s history and capabilities to his position as a member of the Board of Directors. He has served on the Board since 1971. Mr. Timken is also a substantial long-term shareholder of the Company. Ward J. Timken is the father of Ward J. Timken, Jr. and the cousin of John M. Timken, Jr. Mr. Timken’s term expires in 2013.
     Jacqueline F. Woods, 63, retired as the President of Ameritech Ohio (subsequently renamed at&t Ohio), a telecommunications company, in 2000. Prior to serving as President, she held positions in finance, operations, marketing, sales and government affairs in that company. Mrs. Woods was inducted into the Ohio Women’s Hall of Fame in 1998. She brings an extensive, broad-based business background as the leader of a large company to her role on the Board and her experience at a primarily consumer-oriented company provides a valuable perspective on customer service. She has served on the Board of Directors since 2000, and she has served as a director of School Specialty, Inc. since 2006 and The Andersons, Inc. since 1999. Mrs. Woods’ term expires in 2012.
Independence Determinations
     The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of Directors. The Board has determined that the following continuing Directors and Director nominees have no material relationship with the Company and meet those independence standards: John M. Ballbach, Phillip R. Cox, John A. Luke, Jr., Joseph W. Ralston, John P. Reilly, Frank C. Sullivan, John M. Timken, Jr., and Jacqueline F. Woods. In addition, Jerry J. Jasinowski met the independence standards during his tenure as a Director. With respect to John M. Timken, Jr., the Board determined that his family relationship to Ward J. Timken and Ward J. Timken, Jr. does not impair his independence.
Related Party Transactions Approval Policy
     The Company’s Directors and executive officers are subject to the Company’s Standards of Business Ethics Policy, which requires that any potential conflicts of interest, such as significant transactions with related parties, be reported to the Company’s General Counsel. The Company’s Directors and executive officers are also subject to the Company’s Policy Against Conflicts of Interest, which requires that an employee or Director avoid placing himself or herself in a position in which his or her personal interests could interfere in any way with the interests of the Company. While not every situation can be identified in a written policy, the Policy Against Conflicts of Interest does specifically prohibit the following situations:
•	competing against the Company;

•	holding a significant financial interest in a company doing business with or competing with the Company;

•	accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the Company except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient;

•	using for personal gain any business opportunities that are identified through a person’s position with the Company;

•	using Company property, information or position for personal gain;

•	using Company property other than in connection with Company business;

•	maintaining other employment or a business that adversely affects a person’s job performance at the Company; and

•	doing business on behalf of the Company with a relative or another company employing a relative.
     In the event of any potential conflict of interest, pursuant to the charter of the Nominating and Corporate Governance Committee and the provisions of the Standards of Business Ethics Policy and the Policy Against Conflicts of Interest, the Nominating and Corporate Governance Committee would review and, considering such factors as it deems appropriate under the circumstances, make a determination as to whether to grant a waiver to the policies for any such situation. Any waiver would be promptly disclosed to shareholders.
Board and Committee Meetings
     The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2010, there were twelve meetings of the Board of Directors, nine meetings of its Audit Committee, four meetings of its Compensation Committee, and three meetings of its Nominating and Corporate Governance Committee. All nominees for Director and all continuing Directors attended 75 percent or more of the meetings of the Board and its committees on which they served. It is the policy of the Company that all members of the Board of Directors attend the Annual Meeting of Shareholders, and in 2010, all members attended the meeting. At each regularly scheduled meeting of the Board of Directors, the nonemployee Directors and the independent Directors also meet separately in executive sessions.
DIRECTOR COMPENSATION
Cash Compensation
     Each nonemployee Director who served in 2010 was paid at the annual rate of $60,000 for services as a Director. At its meeting on February 9, 2011, the Board of Directors approved an increase in the annual compensation for services to $80,000, beginning January 1, 2011. In addition to base compensation, the following fees are paid for serving on a committee of the Board. The committee fees are unchanged for 2011.

Committee	Chairperson Fee	Member Fee
Audit	$30,000	$15,000
Compensation	$15,000	$7,500
Nominating & Corporate Governance	$15,000	$7,500

Stock Compensation
     Each nonemployee Director serving at the time of the Annual Meeting of Shareholders on May 11, 2010, received a grant of 4,000 shares of Common Stock under The Timken Company Long-Term Incentive Plan, as Amended and Restated (the “Long-Term Incentive Plan”), following the meeting. The shares received are required to be held by each nonemployee Director until his or her departure from the Board of Directors. Upon a Director’s initial election to the Board, each new nonemployee Director receives a grant of 2,000 restricted shares of Common Stock under the Long-Term Incentive Plan, which vest one-fifth annually over a five-year period. No such grants were made in 2010.
     The Compensation Committee of the Board of Directors has adopted share ownership guidelines that require Directors to own Common Stock equal to at least three times the value of the annual rate of base cash compensation for Directors. At its meeting on February 9, 2011, the Board of Directors approved a change of the ownership requirement to a fixed share requirement of 8,000 shares. Directors are expected to achieve this ownership level within five years of the time they join the Board. As of December 31, 2010, all Directors who have served five or more years on the Board are meeting their ownership requirements.
Compensation Deferral
     Any Director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of the Director Deferred Compensation Plan. Pursuant to the plan, cash fees can be deferred and paid at a future date requested by the Director. The amount will be adjusted based on investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of the Company’s Common Stock, with amounts paid either in a lump sum or in installments in cash. Stock compensation can be deferred to a future date and paid either in a lump sum or installments and is payable in shares plus a cash amount representing dividend equivalents during the deferral period.
2010 DIRECTOR COMPENSATION TABLE
     The following table provides details of Director compensation in 2010:

Name	Fees Earned or	Stock Awards
(1)	Paid in Cash	(2)	Total
John M. Ballbach	$75,000	$127,080	$202,080
Phillip R. Cox	$75,000	$127,080	$202,080
Jerry J. Jasinowski	$75,000	$127,080	$202,080
John A. Luke, Jr.	$82,500	$127,080	$209,580
Joseph W. Ralston	$82,500	$127,080	$209,580
John P. Reilly	$82,500	$127,080	$209,580
Frank C. Sullivan	$97,500	$127,080	$224,580
John M. Timken, Jr.	$75,000	$127,080	$202,080
Ward J. Timken	$60,000	$127,080	$187,080
Jacqueline F. Woods	$75,000	$127,080	$202,080

(1)	Ward J. Timken, Jr., Chairman of the Board of Directors and James W. Griffith, President and Chief Executive Officer, are not included in this table as they are employees of the Company and receive no compensation for their services as Directors.

(2)	The amount shown for each Director is the grant date fair value of the annual award of 4,000 shares of Common Stock made on May 11, 2010, as computed in accordance with FASB ASC Topic 718. These awards vested upon grant.

A portion of the compensation for the Directors until 2005 included stock option grants. As of December 31, 2010, the following individuals have the following number of outstanding options and unvested restricted shares:

Name	Outstanding Options	Unvested Restricted Shares
John M. Ballbach	0	1,600
Phillip R. Cox	3,000	0
Jerry J. Jasinowski	6,000	0
John A. Luke, Jr.	15,000	0
Joseph W. Ralston	6,000	0
John P. Reilly	0	400
Frank C. Sullivan	6,000	0
John M. Timken, Jr.	0	0
Ward J. Timken	0	0
Jacqueline F. Woods	9,000	0
BOARD LEADERSHIP STRUCTURE
     The Company’s senior leadership is shared between two executive positions — the President and Chief Executive Officer and the Chairman of the Board. Both leaders are actively engaged on significant matters affecting the Company, such as long-term strategy. The President and Chief Executive Officer focuses on all aspects of the operation of the Company, while the Chairman of the Board has a greater focus on governance of the Company, including oversight of the Board of Directors. The positions of President and Chief Executive Officer and Chairman of the Board have been separate for the last 80 years, with limited exceptions. We believe this balance of shared leadership between the two positions is a strength for the Company. It also provides the opportunity for consistent leadership as either person could assume the duties of the other should the need arise on an emergency basis.
     At the executive session of the independent Directors on December 10, 2010, the independent Directors elected Joseph W. Ralston, chairman of the Nominating and Corporate Governance Committee, to serve as the lead independent Director for 2011. In that role, he will develop an agenda for the executive sessions of the independent Directors and report the results of those meetings to the Chief Executive Officer and Chairman of the Board, provide feedback as required to the other Directors on the issues discussed with the Chief Executive Officer and Chairman, and serve as liaison between the Chief Executive Officer and Chairman and the independent Directors.
RISK OVERSIGHT
     The Board of Directors primarily relies on its Audit Committee for oversight of the Company’s risk management. The Audit Committee regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, sales and marketing, products, information technology, facilities and operations, supply chain, legal and environmental. The full Board also reviews these issues as appropriate. The Board believes that this approach, supported by the Company’s senior leadership structure, provides appropriate checks and balances against undue risk taking.
AUDIT COMMITTEE
     The Company has a standing Audit Committee. The Audit Committee has oversight responsibility with respect to the Company’s independent auditors and the integrity of the Company’s financial statements. The Audit Committee is composed of Frank C. Sullivan (Chairman), John M. Ballbach, Phillip R. Cox, John P. Reilly, and John M. Timken, Jr. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange. The Board of Directors of the Company has determined that the Company has at least one audit committee financial expert serving on the Audit Committee and has designated Frank C. Sullivan as that expert.
     The Audit Committee’s charter is available on the Company’s website at www.timken.com/investors/governance.

AUDIT COMMITTEE REPORT
     The Audit Committee has reviewed and discussed with management and the Company’s independent auditors the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
     The Audit Committee has received and reviewed the written disclosure and the letter from the Company’s independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with the Company’s independent auditors such independent auditors’ independence, and has considered the compatibility of non-audit services with the auditors’ independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission.
Frank C. Sullivan (Chairman)
John M. Ballbach
Phillip R. Cox
John P. Reilly
John M. Timken, Jr.
COMPENSATION COMMITTEE
     The Company has a standing Compensation Committee. The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating its senior management and Board of Directors. Members of the Compensation Committee are John A. Luke, Jr. (Chairman), Jerry J. Jasinowski, Joseph W. Ralston, John P. Reilly, and Jacqueline F. Woods. All members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange.
     With the guidance and approval of the Compensation Committee of the Board of Directors, the Company has developed compensation programs for executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, that are intended to enable the Company to attract, retain and motivate superior quality executive management; reward executive management for financial performance and the achievement of strategic objectives; and align the financial interests of executive management with those of shareholders. The Compensation Committee determines specific compensation elements for the Chief Executive Officer and the Chairman of the Board and considers and acts upon recommendations made by the Chief Executive Officer and the Chairman of the Board regarding the other executive officers.
     The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Senior Vice President — Human Resources and Organizational Advancement. The meetings are regularly attended by the Chairman of the Board, Chief Executive Officer, Executive Vice President — Finance and Administration, Senior Vice President and General Counsel, Senior Vice President — Human Resources and Organizational Advancement and Vice President — Total Rewards. At each meeting, the Compensation Committee meets in executive session. The Chairman of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board of Directors. The Company’s Human Resources and Organizational Advancement department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with the Company’s compensation programs. The Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of Director or executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Compensation Committee has engaged Towers Watson, a global professional services firm, to conduct annual reviews of its total compensation programs for executive officers and, from time-to-time, to review the total compensation of Directors. Towers Watson also provides information to the Compensation Committee on trends in executive compensation and other market data.

     With respect to Director compensation, as stated above, the Compensation Committee periodically engages Towers Watson to conduct reviews of total Director compensation, and the Committee then recommends to the full Board of Directors changes in Director compensation that will enhance the Company’s ability to attract and retain qualified Directors.
     In January 2010, the firm of Towers Watson was created by the merger of Towers Perrin with Watson Wyatt. Towers Perrin had served as an advisor to the Compensation Committee for close to twenty years, and was directly engaged by and accountable to the Committee. Watson Wyatt was the Company’s long-time independent actuary and was engaged by management to provide services to the Company and its benefit plans. During fiscal 2010, Towers Watson and its predecessor Towers Perrin were paid $210,000 for executive compensation advice as described above. Towers Watson and its predecessor Watson Wyatt were paid $3,700,000 for actuarial and other services to the Company and its benefit plans during fiscal 2010.
     The Compensation Committee has concluded that the advice received by the Committee from Towers Watson continues to be objective, unbiased, and independent. The Committee’s careful oversight of the relationship with Towers Watson with respect to compensation advice mitigates the possibility that management could potentially misuse the actuarial engagement to influence Towers Watson’s compensation work for the Committee. The Committee annually reviews the amount of charges to the Company from Towers Watson for executive compensation advice and other services for the preceding three years along with an estimate of services for the coming year. Additionally, Towers Watson has adopted internal safeguards to ensure that its executive compensation unit is maintained separately from its actuarial business.
     The Compensation Committee also plays an active role in the Company’s executive succession planning process. The Committee meets regularly with senior management to ensure that an effective succession process is in place and to discuss potential successors for executive officers. As part of this process, executive position profiles are updated to highlight the key skills required to meet future demands, and potential successors are evaluated and development plans are reviewed. At the end of each year, the Committee reviews the performance of the executive officers and potential successors. The Committee’s succession planning activities are discussed with the full Board in executive session.
     The Compensation Committee’s charter is available on the Company’s website at www.timken.com/investors/governance.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2010 with management. In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the CD&A be included in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010 and this Proxy Statement for filing with the Securities and Exchange Commission.
John A. Luke, Jr. (Chairman)
Jerry J. Jasinowski
Joseph W. Ralston
John P. Reilly
Jacqueline F. Woods
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
     The Company has a standing Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things, evaluating new Director candidates and incumbent Directors and recommending Directors to serve as members of the Board committees. Members of the Nominating and Corporate Governance Committee are Joseph W. Ralston (Chairman), Jerry J. Jasinowski, John A. Luke, Jr., Frank C. Sullivan and Jacqueline F. Woods. All members of the Committee are independent as defined in the listing standards of the New York Stock Exchange.
     Director candidates recommended by shareholders will be considered in accordance with the Company’s Amended Regulations. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 1835 Dueber Avenue, S.W., P.O. Box 6932, Canton, Ohio 44706-0932. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.
     The Board of Directors General Policies and Procedures provide that the general criteria for Director candidates include, but are not limited to, the highest integrity and ethical standards, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company, and a range of experience and knowledge commensurate with the Company’s needs as well as the expectations of knowledgeable investors. The Nominating and Corporate Governance Committee utilizes a variety of sources to identify possible Director candidates, including professional associations and Board member recommendations. In evaluating candidates to recommend to the Board of Directors, the Nominating and Corporate Governance Committee considers factors consistent with those set forth in the Board of Directors General Policies and Procedures, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The attributes of the current Directors and the needs of the Board and the Company are evaluated whenever a Board vacancy occurs, and the effectiveness of the nomination process, including whether that process enhances the Board’s diversity, is evaluated each time a candidate is considered. The Nominating and Corporate Governance Committee is also responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.
     The Nominating and Corporate Governance Committee also plans for director succession. The Committee regularly reviews the appropriate size of the Board and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers potential candidates for director. As part of this process, the Committee assesses the skills and attributes of the Board as a whole and of each individual director and evaluates whether prospective candidates possess complementary skills and attributes that would strengthen the Board.
     The Nominating and Corporate Governance Committee’s charter is available on the Company’s website at www.timken.com/investors/governance.
     The Company’s code of business conduct and ethics, called the “Standards of Business Ethics Policy,” and its corporate governance guidelines, called the “Board of Directors General Policies and Procedures,” are reviewed annually by the Nominating and Corporate Governance Committee and are available on the Company’s website at www.timken.com/investors/governance.

BENEFICIAL OWNERSHIP OF COMMON STOCK
     The following table shows, as of January 7, 2011, the beneficial ownership of Common Stock of the Company by each continuing Director, nominee for Director and executive officer named in the Summary Compensation Table on page 27 of this Proxy Statement, and by all continuing Directors, nominees for Director and executive officers as a group. Beneficial ownership of Common Stock has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of Common Stock. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of Common Stock.

	Amount and Nature of Beneficial Ownership of Common Stock
	Sole Voting	Shared Voting
	or Investment	or Investment		Aggregate		Percent of
Name	Power (1)	Power		Amount (1)		Class
Michael C. Arnold	100,847	0		100,847		*
John M. Ballbach	9,978	0		9,978		*
Phillip R. Cox	20,000	0		20,000		*
Glenn A. Eisenberg	102,454	0		102,454		*
James W. Griffith	691,228	273,775		965,003		1.0%
Jerry J. Jasinowski	24,000	0		24,000		*
John A. Luke, Jr.	37,385	0		37,385		*
Salvatore J. Miraglia, Jr.	125,614	0		125,614		*
Joseph W. Ralston	30,263	0		30,263		*
John P. Reilly	24,192	0		24,192		*
Frank C. Sullivan	26,500	0		26,500		*
John M. Timken, Jr.	579,740 (2)	909,449	(3)	1,489,189	(2)(3)	1.5%
Ward J. Timken	466,120	5,966,002	(3)	6,432,122	(3)	6.6%
Ward J. Timken, Jr.	802,556	5,309,754	(3)	6,112,310	(3)	6.2%
Jacqueline F. Woods	28,967	0		28,967		*
All Directors, nominees for Director and executive officers as a Group (4)	3,269,989	6,678,036		9,948,025		10.0%

*	Percent of class is less than 1%.

(1)	The following table provides additional details regarding beneficial ownership of Common Stock:

		Vested Deferred	Deferred
	Outstanding	Restricted	Common
Name	Options (a)	Shares (b)	Shares (b)
Michael C. Arnold	60,025	0	0
John M. Ballbach	0	0	0
Phillip R. Cox	3,000	2,000	3,500
Glenn A. Eisenberg	46,425	0	0
James W. Griffith	627,875	20,000	0
Jerry J. Jasinowski	6,000	2,000	15,000
John A. Luke, Jr.	15,000	0	0
Salvatore J. Miraglia, Jr.	40,450	10,000	0
Joseph W. Ralston	6,000	0	12,000
John P. Reilly	0	0	4,000
Frank C. Sullivan	6,000	2,000	0
John M. Timken, Jr.	0	0	0
Ward J. Timken	0	0	0
Ward J. Timken, Jr.	543,325	0	0
Jacqueline F. Woods	9,000	0	10,000
(a)	Includes the shares which the individual named in the table has the right to acquire on or before March 8, 2011 through the exercise of stock options pursuant to the Long-Term Incentive Plan. Including those listed, all Directors, nominees for Director, and executive officers as a group have the right to acquire 1,455,200 shares on or before March 8, 2011, through the exercise of stock options pursuant to the Long-Term Incentive Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Awarded as annual grants under the Long-Term Incentive Plan, which will not be issued until a later date under The Director Deferred Compensation Plan. The Vested Deferred Restricted Shares held by James W. Griffith and Salvatore J. Miraglia, Jr. are deferred under the 1996 Deferred Compensation Plan.
(2)	Includes 197,886 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(3)	Includes shares for which another individual named in the table is also deemed to be the beneficial owner, as follows: John M. Timken, Jr. — 480,000; Ward J. Timken — 5,780,944; Ward J. Timken, Jr. — 5,300,944.

(4)	The number of shares beneficially owned by all Directors, nominees for Director and executive officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 19 individuals.

     The following table gives information known to the Company about each beneficial owner of more than 5% of Common Stock of the Company as of January 20, 2011, unless otherwise indicated below.

Beneficial Owner	Amount	Percent of Class
Timken family (1)	10,267,817 shares	10.4%
BlackRock, Inc. (2)	7,113,898 shares	7.3%
FMR LLC (3)	5,239,940 shares	5.4%
Participants in The Timken Company Savings and Investment Pension Plan (4)	5,147,961 shares	5.3%

(1)	Members of the Timken family, including John M. Timken, Jr., Ward J. Timken and Ward J. Timken, Jr., have in the aggregate sole or shared voting power with respect to 10,267,817 (10.4%) shares of Common Stock, which includes 543,325 shares that Ward J. Timken, Jr., has the right to acquire on or before March 8, 2011. The Timken Foundation of Canton, 200 Market Avenue, North, Suite 210, Canton, Ohio 44702, holds 5,247,944 of these shares, representing (5.4%) of the outstanding Common Stock. Ward J. Timken, Joy A. Timken, Ward J. Timken, Jr., and Nancy S. Knudsen are trustees of the Foundation and share the voting and investment power with respect to such shares.

(2)	A filing with the Securities and Exchange Commission dated January 21, 2011, by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, indicated that it has or shares voting or investment power over 7,113,898 shares (7.3%) of the Company’s outstanding Common Stock.

(3)	A filing with the Securities and Exchange Commission dated February 11, 2011, by FMR LLC, 82 Devonshire Street, Boston, MA 02109, indicated that it has or shares voting or investment power over 5,239,940 shares (5.4%) of the Company’s outstanding Common Stock.

(4)	Trustee of the plan is J. P. Morgan Retirement Plan Services LLC, P.O. Box 419784, Kansas City, MO 64179-0654.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     The Company’s success depends largely on the contributions of motivated, focused and energized people all working to achieve our strategic objectives. This understanding shapes the Company’s approach to providing a competitive total compensation package for its executive officers, including the Chief Executive Officer (the “CEO”) and the other executive officers named in the Summary Compensation Table (the “named executive officers”). With the guidance and approval of the Compensation Committee of the Board of Directors, the Company has developed compensation programs for the named executive officers that:
•	enable the Company to attract, retain and motivate superior quality executive management;

•	reward executive management for financial performance and achievement of strategic objectives; and

•	align the financial interests of executive management with those of shareholders.
     The Company uses a balance of short-term and long-term as well as cash and non-cash compensation to meet these objectives. The elements of executive compensation consist of base salary, annual incentives, long-term incentives including performance units, stock options and performance shares, retirement income programs and other benefits. Each element of compensation meets one or more of the objectives described above.
     The Compensation Committee believes that executive compensation for 2010 was consistent with these objectives and demonstrates the long-standing focus on pay for performance at all levels. The increase in executive compensation compared to 2009 reflected significantly stronger sales and earnings performance as the Company leveraged an improving economy. Despite the slow pace of the economic recovery, the combined effect of the actions taken by management in recent years to improve both the Company’s market exposure and its internal operating performance drove the Company to near-record levels of profitability and cash flow. This performance translated into exceptional shareholder returns, with dividends restored to pre-recession levels and the Company’s shares trading at record prices. In addition, the Company maintained its considerable liquidity and strong balance sheet.
     The Company took the following actions with respect to executive compensation in 2010:
     Salary: The CEO and the Chairman did not receive base salary increases in 2010. The other named executive officers received base salary increases ranging from 1.9% to 2.3%, which is within the range of salary adjustments for all Company employees. See “Base Salary” below.
     Annual Performance Award: The named executive officers received payouts under the Senior Executive Management Performance Plan ranging from 181% to 200% of target, reflecting the Company’s significantly improved profitability and operating results. See “Annual Performance Award” below.
     Long-Term Incentives: As a result of the economic crisis that began in late 2008, Company performance was below the threshold levels for performance units covering the 2008-2010 period and the named executive officers received no payouts for those performance units. In recognition of the significant market uncertainty that existed in early 2010 and to provide an opportunity for better linkage between Company performance and earned compensation, performance units for the 2010-2012 cycle provide an opportunity to earn a payout in each year of the cycle, with reduced target payout opportunities in 2010 and 2011 to reflect the shorter time period. Given the Company’s outstanding financial performance in 2010, which significantly exceeded expectations, the named executive officers received payouts at the maximum level for 2010. See “Long-Term Incentives—Performance Units” below. The named executive officers also received grants of stock options and performance shares in February 2010. See “Long-Term Incentives—Restricted Shares” below.
     Governance: The Company implemented “clawback” provisions for cash incentive plans for executive officers in 2010. In addition, the Long-Term Incentive Plan being submitted to shareholders includes provisions that will enable implementation of clawbacks for equity incentives. The Company also adopted a new form of Severance Agreement that will be used for new executive officers that eliminates excise tax gross-ups. Tax gross-ups for perquisites for executive officers were also eliminated, effective January 1, 2011.

     The differences in total compensation between 2010 and 2009 reflect changes in the Company’s performance relative to goals and several other factors:
•	Annual performance awards were significantly higher for 2010 because performance was significantly higher than target levels in 2010, while performance was below target levels in 2009;

•	Performance unit payments were higher in 2010 because performance (return on invested capital and earnings per share) exceeded targets for 2010 for performance units covering the 2010-2012 period, while awards for the three-year period ending in 2009 were $0 because sales growth performance was below threshold level;

•	Stock and option awards reflect higher values in 2010 because the actual stock price at the time of the grant in 2010 was close to the price used to calculate the grant size, whereas the actual stock price at the time of grant in 2009 was significantly below the price used to calculate the grant size; and

•	Pension values reflect an extra year of service at higher levels of pay and a lower discount rate, and Mr. Arnold’s pension value reflects his retirement on December 31, 2010.
     These outcomes are consistent with the objectives of the Company’s executive compensation programs.
Executive Compensation Program Design
     The Company designs its executive compensation programs to ensure they are aligned with competitive market practices, the Company’s emphasis on meeting its performance aspirations and the creation of long-term shareholder value.
     In order to gauge the competitiveness of its compensation programs, the Company periodically reviews survey data from nationally recognized consulting firms. Collectively, these databases reflect the pay practices of hundreds of companies from a range of industries. In 2008, the Company used information regarding the pay practices of approximately 340 companies in these databases with annual revenues between $2.5 and $10 billion. The Company believes that revenues are an appropriate indicator of the size and complexity of an organization, which should be reflected in determining compensation levels. Furthermore, the Company views general industrial companies of comparable size as the relevant market for the Company’s senior executive talent. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant general labor markets. The Company did not conduct a new market study in connection with setting executive compensation levels for 2009 or 2010 because of the dramatic changes occurring in the global economy. Accordingly, the Compensation Committee elected not to make significant changes in executive compensation levels for 2010.
     Guidelines for salaries, annual incentives and long-term incentive grants are based on the 50th percentile of the general industry data for each position. The Company may provide target compensation above or below the 50th percentile for a particular position based on internal factors such as the executive’s operating responsibilities, experience level, retention risk and tenure and performance in the position. The Company establishes compensation levels in this way for two main reasons. First, this approach sets fair and reasonable pay levels needed to attract and retain qualified executives. Second, it requires excellent performance for pay that is higher than that provided by the majority of companies in the comparison group.
     The Company establishes target compensation levels that are consistent with market practices relative to base salaries, annual incentive awards and long-term incentive values, along with the Compensation Committee’s assessment of the appropriate mix for the position. Current compensation is structured to provide needed personal liquidity, focus executives on short-term priorities and dampen the impact of a volatile stock market. Providing a significant portion of executive compensation in the form of long-term compensation strengthens the alignment of executives to the long-term performance of the Company and provides a balance against short-term decision making.
     The Company’s incentive compensation programs for executives are designed to link compensation performance with the full spectrum of our business goals, some of which are short-term, while others take several years or more to achieve:

	Short-Term		Long-Term
	(Cash)	Intermediate	(Equity)
	Senior Executive Management	(Cash)	Performance	Nonqualified
Program	Performance Plan	Performance Units	Shares*	Stock Options

Objective	Short-term operational business priorities	Medium-term goals linked to Strategic Plan	Long-term shareholder value creation

Time Horizon	1 Year	3 Years	4 Years	10 Years

Metrics	80% corporate EBIT/BIC 20% working capital/sales	50% earnings per share 50% ROIC (2010-2012 cycle)	Performance of Common Stock *EBIT/BIC for vesting
     The mix between current and long-term or cash and non-cash compensation varies by management level. For example, the CEO and the Chairman receive more of their total target compensation in the form of long-term compensation relative to the other named executive officers. For both, target compensation consists of approximately 40% in current compensation and 60% in long-term compensation, made up of approximately:
•	20% in current cash base salary;

•	20% in current cash incentive pay tied to annual performance goals;

•	20% in long-term cash incentive pay tied to performance over a three-year cycle; and

•	40% in long-term equity incentive compensation (stock options and performance shares).
     Target compensation for the other named executive officers is approximately 50% in current compensation and 50% in long-term compensation, with approximately 65% to 70% in cash and 30% to 35% in non-cash compensation. Positions lower in the organization have a greater emphasis on current pay. This reflects the Company’s view that more senior executives should have a more significant incentive to focus on and drive long-term performance, while priorities for executives lower in the organization are more heavily focused on shorter-term operational results.
     Cash is used for both current and long-term compensation, while non-cash compensation (i.e., share-based awards) is generally used only for long-term compensation. Cash compensation includes base salary, annual incentive awards and performance units, which are cash-based awards typically payable at the end of three years subject to attainment of certain corporate performance targets. Non-cash compensation includes stock option grants and performance share grants. Compensation tied to equity is intended to align the recipient’s interests with shareholders, as changes in stock price have a meaningful impact on the recipient’s personal wealth.
Pay-Setting Process
     The CEO and the Senior Vice President — Human Resources and Organizational Advancement, in consultation with the independent compensation consultant, prepare compensation recommendations for the named executive officers (other than the CEO and the Chairman) and present these recommendations to the Compensation Committee. The compensation packages for the CEO and the Chairman are determined by the Compensation Committee (with input from the Chairman on the performance and pay recommendations for the CEO) and approved by the independent members of the Board of Directors during executive session.
     The Company compares each element of compensation provided to its executive officers to market data and considers the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities of the particular position. Total compensation (base salary, annual incentives and long-term incentive grants) is evaluated in relation to the total compensation of comparable positions derived from the general market data. For example, the amount of Mr. Griffith’s compensation is higher than the other named executives because it reflects the competitive market for CEO services, and not because of compensation policies different from those applied to the other named executive officers.
     In the course of this analysis and development of proposed total compensation packages, the Committee’s independent compensation consultant reviews the information and discusses their findings with the Compensation Committee. As part of this process, the Compensation Committee reviews all the components of compensation for the named executive officers and determines that each individual’s total compensation is reasonable and consistent with the Company’s compensation philosophy. The Compensation Committee may also consider additional factors, such as the executive’s operating responsibilities, experience level, retention risk and tenure and performance in the position, and make adjustments to a particular element of an executive’s compensation. The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual performance award opportunities and long-term incentive grants for the Company’s executive officers. The amount of past compensation realized or potentially realizable does not directly impact the level at which current and long-term pay opportunities are set.
     The Company analyzes the overall expense arising from aggregate executive compensation, as well as the accounting and tax treatment of such programs. The Company has addressed the impact of Section 162(m) of the Internal Revenue Code by obtaining shareholder approval of the Senior Executive Management Performance Plan and the Long-Term Incentive Plan and by allowing certain grants under the Long-Term Incentive Plan to qualify as performance-based compensation. All named executive officers participated in the Senior Executive Management Performance plan for 2010. The Compensation Committee considers the deductibility of compensation and benefits for Federal income tax purposes, along with other relevant factors, when determining executive compensation practices.
     As described above, the Compensation Committee engages an independent compensation consultant in connection with its oversight of the design, development and implementation of the Company’s executive pay programs. During 2009, the Compensation Committee established a multi-year agreement with Towers Watson to provide this service. In 2010, Towers Watson’s primary areas of assistance were:
•	gathering information related to current trends and practices in executive compensation in response to questions raised by the Compensation Committee and management;

•	reviewing information developed by management for the Compensation Committee and providing its input on such information to the Committee;

•	attending and participating in meetings with the Committee, as well as briefings with the Committee Chairperson and management prior to meetings; and

•	reviewing with management and the Committee materials to be used in the Company’s Proxy Statement.
     The Compensation Committee has authorized Towers Watson to interact with the Company’s management, as needed, on behalf of the Compensation Committee.
Base Salary
     Base salaries for the named executive officers are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee determines base salary ranges for executive officers using external surveys of salary practices for positions with similar levels of responsibility. The Compensation Committee also reviews base salaries for the named executive officers annually in light of each officer’s experience, leadership, current salary and position in the salary range.
     Following this review process in 2010, the Compensation Committee decided to maintain base salary levels with no increase for the CEO and the Chairman. The other named executive officers received base salary increases ranging from 1.9% to 2.3%. The base salary increases were consistent with base salary increases implemented throughout the Company.
Annual Performance Award
     The Company’s Senior Executive Management Performance Plan provides the named executive officers with the opportunity to earn annual incentive compensation based on the achievement of corporate performance goals established by the Compensation Committee and approved by the Board of Directors. It is intended to focus the named executive officers on specific performance goals in the current year.
     The Senior Executive Management Performance Plan is structured to comply with Section 162(m) of the Internal Revenue Code. In order to qualify the amounts earned under the plan as “performance-based,” the

Compensation Committee can exercise discretion only to reduce an award. As a result, performance at target levels results in the plan being funded above the level of the Company’s other annual incentive plans. This provides the Compensation Committee with the flexibility to determine actual awards under the Senior Executive Management Performance Plan for the named executive officers that are consistent with the awards made to other annual incentive plan participants, which has been the historical practice.
     For 2010, the Senior Executive Management Performance Plan provided both the CEO and the Chairman a target award opportunity of 100% of base salary. The Plan provided the other named executive officers a target award opportunity of 70% to 75% of base salary. Target award opportunity levels for executive officers were determined by the Compensation Committee based on external surveys of practices for positions with similar levels of responsibility. The actual awards could be higher or lower than the target opportunity based on the results for each performance measure and the extent to which the Compensation Committee uses discretion to reduce the awards.
     The Company used two performance measures for funding this plan for 2010: (1) earnings before interest and taxes as a percentage of beginning invested capital, excluding the effects of restructuring and impairment charges and accounting change charges, in each case as defined by generally accepted accounting principles (“EBIT/BIC”); and (2) working capital as a percentage of sales. EBIT/BIC constituted 80% of the total award calculation and working capital as a percentage of sales constituted 20%. The Compensation Committee established EBIT/BIC as the primary performance measure because is it closely correlated with the creation of shareholder value. Working capital as a percentage of sales was used to focus the named executives on managing working capital.
     The Company’s 2010 performance goals, associated plan funding levels, and actual performance are summarized in the following table:
Senior Executive Management Performance Plan - 2010

	Threshold	Target	Maximum	Actual

EBIT/BIC	4.0%	10.0%	14.0%	17.9%
Working Capital/Sales	32.1%	30.1%	28.1%	22.8%

Plan Funding	74%	100%	200%	200%
     Because actual performance on both measures exceeded the maximum, the Senior Executive Management Performance Plan was eligible to be funded at 200% of target. The Compensation Committee determined the actual award for each named executive officer based on:
•	the actual payouts, as a percentage of target opportunity, under the Company’s annual incentive plan for management level employees other than the named executive officers;

•	the actual performance of the Company in 2010 in relation to the aspirations of the Company for performance over the course of a full business cycle; and

•	in the case of Messrs. Arnold and Miraglia, the strong performance of the specific business unit for which the officer is responsible.
     As a result, the Compensation Committee approved annual incentive payouts for the named executive officers that were consistent, as a percentage of target opportunity, with the awards made to other annual incentive plan participants. The 2010 cash award payout under the Senior Executive Management Performance Plan equaled 200% of the target opportunity (100% of base salary) for the CEO and the Chairman and between 181% and 199% of the target opportunities (70% to 75% of base salary) for the other named executive officers.
     At its February 2011 meeting, the Compensation Committee set goals for the annual performance award plans for 2011. The performance measures for the Senior Executive Management Performance Plan for 2011 are: (1) corporate EBIT/BIC; and (2) working capital as a percentage of sales. Corporate EBIT/BIC will constitute 80% of the total award calculation and working capital as a percentage of sales will constitute 20%. The 2011 target EBIT/BIC performance level for the Senior Executive Management Performance Plan is significantly higher than the target for 2010 and is the highest EBIT/BIC target in the history of the plan. Similarly, the 2011 working capital target requires significantly better performance than the target for 2010 and will require the Company to essentially maintain the actual 2010 level of working capital as a percentage of sales.

     The target award opportunity for 2011 is 115% of base salary for the CEO and the Chairman and 70% to 80% of base salary for the other named executive officers. The actual awards could be higher or lower than the target percentages based on the actual results for each performance measure compared to the established targets as well as the extent to which the Compensation Committee may choose to reduce the awards.
Long-Term Incentives
     The Compensation Committee administers the Long-Term Incentive Plan, which is approved by shareholders. Awards under the Long-Term Incentive Plan can be made in the form of non-qualified stock options, incentive stock options, appreciation rights, performance shares, performance units, restricted shares and deferred shares. In 2010, the Company utilized three different types of long-term incentive grants for the named executive officers:
•	Performance units, which are designed to reward executives with cash payments contingent on the attainment of specified corporate performance goals;

•	Nonqualified stock options, which vest over time (typically four years) and are intended to provide value to the holder only if shareholders receive additional value after the date of grant; and

•	Performance shares, which require the Company to achieve a specified performance objective in order to have the shares vest over time (typically four years) and are intended to foster stock ownership among executives and focus executives on total shareholder return (including dividends).
     In total, the Company believes that these three programs provide a balanced focus on shareholder value creation and retention of key managers over the course of a full business cycle. These programs also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of shareholders.
     The value of each type of long-term incentive grant is linked directly to the performance of the Company or the price of Common Stock. For performance units, payouts are entirely contingent on the attainment of corporate performance targets, based on the Company’s three-year strategic plan. In the case of stock options, the recipient recognizes value only to the extent that the stock price rises above the market price of the stock at the time the option is granted. As for performance shares, receipt of the shares is dependent upon achievement of a certain level of performance and the value of the shares is directly related to the stock price and dividends paid by the Company. In each case, an executive must remain employed by the Company for a minimum of three years (four years for stock options and performance shares) to earn the full value of any award, which aids the Company in retaining executives.
     The allocation of grant value among the three long-term incentive programs is based on a combination of market practice, internal equity considerations and the relative importance of the objectives behind each of the three programs (i.e., reward attainment of multi-year performance goals, provide value tied to stock price appreciation and foster stock ownership). For the CEO and the Chairman, greater emphasis is placed on the stock option component, reflecting the Committee’s belief that the CEO and the Chairman, more than other officers, are directly accountable for long-term shareholder value creation.
     When determining the size of the stock option and performance share grants in recent years, the Committee concluded that using the stock price at a single point in time did not reflect the longer term value of the stock. As a result, the Compensation Committee used the average price over the last six months of the year prior to the grant date in determining the number of shares granted. The resulting grants reflect reported compensation that may be higher or lower than target levels as a result of differences between the stock price on the date of grant used for reporting purposes and the average price used to determine the size of the grants.
     The Compensation Committee typically grants performance units, stock options and performance shares at the first regularly scheduled meeting of each year, when the Committee determines all elements of the officers’ compensation for the year. Board and Committee meetings are generally scheduled at least a year in advance. Approval of grants for newly hired or promoted executives during the course of the year occur at the Compensation Committee meeting immediately following the hiring or promotion.

     Performance Units
     The named executive officers receive awards of performance units at the start of three-year performance periods, and the awards are designed to focus the officers’ efforts on the Company’s medium-term performance goals. A new three-year performance cycle starts on January 1 of each year. Cash payouts for performance units are typically made by March following the end of each performance cycle. Performance units act as a strong incentive for the named executive officers to achieve the Company’s medium-term financial and strategic objectives. They also encourage retention, as they are subject to forfeiture if the officer voluntarily leaves the Company before the end of the three-year period.
     The Compensation Committee establishes a target payout opportunity for the performance units for each named executive officer, determined as a percentage of the officer’s base salary in effect on January 1 in the first year of the period. For the 2008-2010 cycle, the CEO and the Chairman had a target payout opportunity of 100% and the other named executive officers had target payout opportunities from 70% to 80% of their January 1, 2008 base salaries. These target percentages were determined to provide the appropriate allocation of value among the long-term incentives, as described above.
     The Compensation Committee established two performance measures for the 2008-2010 performance cycle: (1) average return on invested capital (ROIC); and (2) cumulative earnings per share (EPS). The Compensation Committee selected these goals because it believed they were key components of shareholder value creation and highly correlated to achievement of the Company’s business strategy. Each measure was weighted equally because they were viewed as equally important for this performance cycle.
     The Company’s performance goals, associated plan funding levels and actual results for the 2008—2010 cycle are summarized in the following table:
Performance Units - 2008-2010 Cycle

	Threshold	Target	Maximum	Actual

Average ROIC	8.3%	10.4%	12.5%	Below Threshold
Cumulative EPS	$7.60	$10.90	$12.55	Below Threshold

Plan Funding	50%	100%	150%	0%
     For the 2008-2010 cycle, actual performance was below the threshold level for both measures and the named executive officers received no performance awards.
     In 2010, the Compensation Committee established two performance measures for the performance units granted for the 2010-2012 performance cycle: (1) return on invested capital; and (2) earnings per share. The Compensation Committee selected these goals because it continued to believe they were key components of shareholder value creation and highly correlated to achievement of the Company’s business strategy. Each measure is weighted equally. As in the past, the specific performance targets for each measure are tied to the Company’s internal, confidential three-year strategic plan. As a result, at the time the targets were established, the Compensation Committee believed that the targets for the 2010-2012 cycle were very challenging, but achievable.
     The severe economic downturn in 2009 significantly affected performance units covering multiple performance cycles. There were no payouts for the 2007-2009 cycle or the 2008-2010 cycle and the probability of achieving the targets for the 2009-2011 cycle was significantly reduced. Recognizing the challenges of setting multi-year performance goals in an uncertain environment, while at the same time desiring to strengthen the incentive to achieve the Company’s strategic objectives and to encourage retention of senior management, the Compensation Committee structured the performance units for the 2010-2012 performance cycle to provide an opportunity for an award to be earned in each year of the cycle.

     Funding (as a percentage of target) for the 2010—2012 performance cycle is as follows:

	Performance Level
	Threshold	Target	Maximum

2010	17%	33%	50%
2011	34%	67%	100%
2012	50%	100%	150%

Total Funding	100%	200%	300%
     The target award opportunity for the performance units granted in 2010 is 100% of base salary for the CEO and the Chairman and ranges from 70% to 85% of base salary for the other named executive officers, although the actual awards could be higher or lower than the target percentages depending on the attainment of the specific performance targets.
     The Company’s performance goals and actual results for the 2010 component of the 2010-2012 cycle are summarized in the following table:
2010-2012 Performance Units – 2010 Component

	Threshold	Target	Maximum	Actual

ROIC	3.0%	4.3%	5.6%	Above Maximum
EPS	$0.35	$0.70	$1.55	Above Maximum
     Based on these results, the Chief Executive Officer and the Chairman each received a cash payment equal to 50% of their January 1, 2010 base salaries and the other named executive officers received cash payments equal to 35% to 42.5% of their January 1, 2010 base salaries.
     Under the accounting rules, performance units result in variable accounting, whereby the Company’s expense equals the value paid to the executives. As such, the ultimate expense is not determinable until the end of the three-year performance period. When the executives earn and receive a payout, the Company receives a corresponding tax deduction.
     Stock Options
     Key Employees (including the named executive officers) receive nonqualified stock options that:
•	have an exercise price equal to the market price of Common Stock on the date of grant;

•	typically vest over a four-year period in equal amounts each year; and

•	expire ten years after the date of grant.
     The Compensation Committee believes that this structure helps the Company retain executives and focus attention on longer-term performance. Stock options are an effective motivational tool because they only have value to the extent the price of Common Stock on the date of exercise exceeds the exercise price on the grant date. They are an effective element of compensation and retention, however, only if the stock price grows over the term of the award.
     Under accounting rules, the fair value of the stock options on the grant date is expensed over the vesting period in the year the options become vested. When executives exercise stock options, they are taxed at ordinary income tax rates (subject to withholding) and the Company receives a corresponding tax deduction.
     Performance Shares
     Performance shares are equity grants that are forfeited if a specified performance objective is not achieved. Performance shares serve to both reward and retain executives, as the receipt of the shares is linked to performance and the value of the shares is linked to the price of Common Stock when the shares vest.

     The performance objective for performance shares granted in 2010 was corporate EBIT/BIC of 4% or better in any single year during the 4-year vesting period. This performance objective was met in 2010 and the shares converted to time-based vesting, with 25% of the award vesting on the first anniversary of the grant and an additional 25% vesting on each subsequent anniversary.
     Under accounting rules, the grant date fair value is expensed over the service/vesting period based on the shares that are earned, provided the performance metric is met. The executives are taxed at ordinary income tax rates (subject to withholding) when the shares vest, and the Company receives a corresponding tax deduction.
     Stock Ownership Guidelines
     Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of shareholders by requiring executives to be subject to the same long-term stock price volatility shareholders experience. These guidelines establish a specific ownership target of five times base salary for the CEO and the Chairman and three times base salary for the other named executive officers. The Company considers all shares owned by the executive, including restricted shares and performance shares still subject to forfeiture but not including shares that are subject to unexercised options, in determining whether the executive has met ownership targets. As of December 31, 2010, the named executive officers all exceeded their ownership targets. The Company has a formal policy that prohibits hedging the economic risk related to such stock ownership.
Retirement Income Programs
     The Company’s retirement income programs are an important retention tool. The Company maintains both qualified and nonqualified retirement income programs. The named executive officers participate in qualified plans on the same terms and conditions as all other salaried employees and also participate in the Company’s nonqualified retirement income programs. The Company currently provides nonqualified retirement income through two types of plans:
•	A nonqualified defined contribution plan provides for after-tax savings based on each executive’s contributions, Company match and core defined contributions in excess of tax limits. The nonqualified defined contribution plan in which the named executive officers participate is the Post-Tax Savings Plan. This plan is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Internal Revenue Code.

•	A nonqualified defined benefit plan provides for a targeted percentage of salary and annual incentive income that will continue through retirement. The nonqualified defined benefit plan in which the named executive officers participate is the Supplemental Pension Plan for Executive Officers (the “SERP”). The SERP provides for a benefit based on final average earnings with offsets for benefits provided under the Company’s other retirement programs. The SERP promotes retention of executive officers because it requires ten years of service, including five years as an officer, for full benefits to be earned.
     Although the policies and procedures underlying the Company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the Company) of each participant can have a significant effect on their benefit calculation because the programs have changed over time. In addition, because benefits under the Company’s retirement income programs are based on base salary and cash annual incentive compensation for the five highest non-consecutive years (out of the final ten years), the pension value can increase significantly as salary and cash annual incentive compensation increases.
     The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. To date, the value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.

Termination-Related Payments
     In addition to retirement payments, the Company provides termination-related payments in the event of involuntary termination without cause and involuntary termination without cause following a change in control.
     The Company provides payments in the event of involuntary termination without cause through Severance Agreements with individual executives. Severance Agreements are provided based on competitive market practice and the Company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause. The Company believes that providing for such income continuity results in greater management stability and lower unwanted management turnover.
     Severance Agreements also provide for termination payments following involuntary termination without cause following a change in control. These provisions are based on competitive practice and are designed to ensure that executives’ interests remain aligned with shareholders should a potential change of control occur. They are also intended to provide some level of income continuity should an executive’s employment be terminated without cause. The Company believes, as stated above, that providing for such income continuity results in greater management stability and lower unwanted management turnover.
     The level of severance benefits under the applicable scenario reflects the Company’s perception of competitive market practice for the named executive officers’ positions, based on an assessment by Towers Watson. Severance pay was established as a multiple of base salary and actual annual incentive compensation, based on competitive market practice. Specific dollar values were not targeted by the Compensation Committee, although the Compensation Committee did review “tally sheets” that showed the estimated cost of such benefits under various scenarios. The amounts of potential payouts are indicated in the Termination Scenarios table on page 37.
Deferred Compensation
     The Company maintains a Deferred Compensation Plan that allows certain employees, including the named executive officers, to defer receipt of all or a portion of their salary, employee contributions and Company match that would otherwise be directed to the Post-Tax Savings Plan and/or incentive compensation payable in cash or shares of Common Stock until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. None of the named executive officers earned “above-market” interest, as defined by the Securities and Exchange Commission.
     The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately. The Company believes that providing employees with tax deferral opportunities aids in the attraction and retention of such employees.
     The value of deferred compensation amounts is quantified each year and this program is periodically reviewed for its competitiveness. To date, the value of deferred compensation has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.
Perquisite Programs
     The Company’s executive officers, including all of the named executive officers, are eligible to participate in a number of broad-based benefit programs, including health, disability and life insurance programs. The named executive officers may also receive certain perquisites including term life insurance coverage, financial counseling and tax preparation, access to corporate country club memberships (although personal expenses are not reimbursed), and home security systems. The value of these benefits is reflected in the All Other Compensation column in the Summary Compensation Table on page 27. Beginning January 1, 2011, the Company no longer provides tax gross-ups for these benefits to executives. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the

Company’s overall approach to executive compensation. The total cost of these benefits is a small percentage of each named executive officer’s total compensation.
2010 SUMMARY COMPENSATION TABLE
     The following table sets forth information concerning compensation for the Company’s principal executive officer, principal financial officer and three other most highly compensated executive officers for 2010:

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and				Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	Salary	Bonus	(1)	(2)	(3)	(4)	(5)	Total
James W. Griffith	2010	$1,025,004	$0	$802,518	$1,915,053	$2,562,502	$1,332,000	$74,050	$7,711,127
President and	2009	$985,581	$0	$430,408	$1,024,717	$0	$1,419,000	$100,449	$3,960,155
Chief Executive Officer	2008	$1,018,840	$0	$690,750	$1,592,290	$1,778,700	$885,000	$118,300	$6,083,880
Ward J. Timken, Jr. Chairman	2010	$810,000	$0	$634,760	$1,510,885	$2,025,000	$327,000	$74,812	$5,382,457
— Board of Directors	2009	$778,846	$0	$340,494	$808,186	$0	$527,000	$145,269	$2,599,795
	2008	$805,000	$0	$546,460	$1,256,030	$1,404,909	$346,000	$129,900	$4,488,299
Michael C. Arnold	2010	$630,034	$0	$256,171	$611,226	$1,119,033	$1,818,000	$63,450	$4,497,914
Executive Vice President	2009	$600,581	$95,000	$131,923	$265,631	$0	$659,000	$73,851	$1,825,986
and President — Bearings	2008	$590,004	$0	$211,830	$412,413	$761,544	$336,000	$67,551	$2,379,342
and Power Transmission
Glenn A. Eisenberg	2010	$600,034	$0	$247,103	$496,395	$1,071,002	$594,000	$70,111	$3,078,645
Executive Vice	2009	$578,658	$90,000	$131,923	$265,631	$0	$489,000	$88,942	$1,644,154
President — Finance and	2008	$590,004	$0	$211,830	$412,413	$763,120	$298,000	$89,215	$2,364,582
Administration
Salvatore J. Miraglia, Jr.	2010	$438,368	$0	$204,030	$434,006	$762,503	$618,000	$51,942	$2,508,849
President — Steel	2009	$421,739	$65,000	$109,076	$232,243	$0	$746,000	$50,899	$1,624,957
	2008	$427,508	$0	$174,990	$360,985	$512,288	$484,000	$72,332	$2,032,103

(1)	The amounts shown in this column for 2010 represent the aggregate fair market value on the date of grant, computed in accordance with FASB ASC Topic 718, of performance shares granted in 2010.

Performance share grants for each of the named officers require the Company to achieve a performance objective for at least one year during the four-year vesting period. Upon attainment of the performance objective, the grants convert to time vesting for all shares. The 2010 performance share grants required the Company to achieve a performance objective of EBIT/BIC of 4% or better and this objective was achieved in 2010.

(2)	The amounts shown in this column for 2010 represent the fair market value of nonqualified stock options at the time they were granted in 2010, computed in accordance with FASB ASC Topic 718, using the Black-Scholes model. All stock options vest at a rate of 25% per year. Assumptions used to determine the value of nonqualified stock options are listed in the discussion of Stock Compensation Plans in Note 9 of the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(3)	The amounts shown in this column for 2010 represent cash awards under the Senior Executive Management Performance Plan (annual incentive plan) for 2010 and the performance units under the Long-Term Incentive Plan covering the 2010-2012 performance cycle. There was no payout under the Long-Term Incentive Plan covering the 2008-2010 performance cycle for any of the named executive officers, as threshold targets were not attained. The performance units covering the 2010-2012 performance cycle provided the opportunity to earn an award each year based on that year’s performance. Amounts earned under the Senior Executive Management Performance Plan and performance units, respectively, for each of the named executive officers were as follows: Mr. Griffith — $2,050,000 and $512,502; Mr. Timken — $1,620,000 and $405,000; Mr. Arnold — $855,531 and $263,502; Mr. Eisenberg — $835,000 and $236,002; and Mr. Miraglia — $612,000 and $150,503.

(4)	The amounts shown in this column for 2010 represent the difference between the amounts shown in the 2010 Pension Benefits Table on page 33 as of December 31, 2010 and those amounts calculated as of December 31, 2009. See the discussion of Pension Benefits on pages 32 and 33 for a description of how the amounts as of December 31, 2010 were calculated. The amounts as of December 31, 2009 were calculated using the same assumptions, except that a discount rate of 6.0% was used. For both years, liabilities were determined assuming no probability of termination, retirement, death, or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans). None of the named executive officers earned above-market earnings in a deferred compensation plan.

(5)	The amounts shown in this column for 2010 are broken down in detail in the following table:

									Tax Gross-
									Ups for
									Life
									Insurance,
	Annual						Personal		Financial
	Company						Use of		Planning,
	Contribution	Annual	Annual				Company’s		Home
	to SIP Plan	Company	Life				Country		Security
	and Core	Contribution	Insurance	Executive		Home	Club		and
	DC	to Post-Tax	Premium	Physicals	Financial	Security	Member-	Spousal	Spousal
	Program	Savings Plan	(Company	(Company	Planning	(Company	ships	Travel	Travel	Other
Name	(a)	(b)	Paid)	Required)	Reimbursement	Required)	(c)	(d)	(e)	(f)
James W. Griffith	$11,025	$35,144	$5,284	$3,313	$5,013	$410	$0	$2,459	$6,366	$5,036
Ward J. Timken, Jr.	$19,600	$45,203	$2,967	$4,429	$0	$167	$62	$0	$1,472	$912
Michael C. Arnold	$11,025	$17,349	$11,571	$3,831	$5,635	$167	$4,090	$33	$8,173	$1,576
Glenn A. Eisenberg	$19,600	$28,415	$4,530	$2,963	$7,500	$327	$0	$0	$5,802	$974
Salvatore J. Miraglia, Jr.	$11,025	$8,713	$5,310	$2,019	$4,208	$527	$4,360	$5,035	$7,727	$3,018

(a)	“SIP Plan” refers to the Savings and Investment Pension Plan, which is the Company’s qualified defined contribution plan for salaried employees. “Core DC Program” refers to the core defined contribution program for all new salaried employees hired on or after January 1, 2004, as well as for current salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003. Mr. Timken and Mr. Eisenberg participate in the Core DC Program.

(b)	The “Post-Tax Savings Plan” is the Company’s tax-qualified restoration plan for salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Internal Revenue Code.

(c)	The amounts shown for personal use of country club memberships reflect pro-rated amounts of company-paid annual membership dues in 2010 that were used for personal use by the named executive officers. There are no incremental costs to the Company for personal use, as all such costs are borne by the officer.

(d)	The amounts shown for spousal travel include actual incremental travel expenses, as well as estimated incremental costs of traveling on the Company’s aircraft (if used), when accompanying the named executive officer on business travel.

(e)	Beginning January 1, 2011, the Company no longer provides tax gross-ups for benefits to executives.

(f)	The amounts shown represent imputed income for the cost of pre-tax term life insurance (which is provided by the Company for all associates equal to one times their annual salary) for the portion that exceeds the IRS pre-tax limit of $50,000.
2010 GRANTS OF PLAN-BASED AWARDS
     The following table sets forth information concerning certain grants made to the named executive officers during 2010:

					Estimated
					Future
					Payouts
					Under	All
					Equity	Other	All Other
					Incentive	Stock	Option	Exercise	Grant Date
					Plan	Awards:	Awards:	or Base	Fair Value
					Awards	Number	Number of	Price of	of Stock
		Estimated Future Payouts Under			(Number	of	Securities	Option	and Option
		Non-Equity Incentive Plan Awards			of Shares)	Shares	Underlying	Awards	Awards
Name	Grant Date	Threshold	Target	Maximum	Target	of Stock	Options	($/share)	(5)
James W. Griffith	2/8/2010 Perf Units (1)	$1,025,000	$2,050,000	$3,075,000
	2/8/2010 SEMPP (2)	$758,503	$1,435,006	$2,050,008
	2/8/2010 Perf Shrs (3)				35,400				$802,518
	2/8/2010 NQSOs (4)						211,800	$22.67	$1,915,053
Ward J. Timken, Jr.	2/8/2010 Perf Units (1)	$810,000	$1,620,000	$2,430,000
	2/8/2010 SEMPP (2)	$599,400	$1,134,000	$1,620,000
	2/8/2010 Perf Shrs (3)				28,000				$634,760
	2/8/2010 NQSOs (4)						167,100	$22.67	$1,510,885
Michael C. Arnold	2/8/2010 Perf Units (1)	$527,000	$1,054,000	$1,581,000
	2/8/2010 SEMPP (2)	$349,669	$661,536	$945,051
	2/8/2010 Perf Shrs (3)				11,300				$256,171
	2/8/2010 NQSOs (4)						67,600	$22.67	$611,226
Glenn A. Eisenberg	2/8/2010 Perf Units (1)	$472,000	$944,000	$1,416,000
	2/8/2010 SEMPP (2)	$310,818	$588,033	$840,048
	2/8/2010 Perf Shrs (3)				10,900				$247,103
	2/8/2010 NQSOs (4)						54,900	$22.67	$496,395
Salvatore J.
Miraglia, Jr.	2/8/2010 Perf Units (1)	$301,000	$602,000	$903,000
	2/8/2010 SEMPP (2)	$227,075	$429,601	$613,715
	2/8/2010 Perf Shrs (3)				9,000				$204,030
	2/8/2010 NQSOs (4)						48,000	$22.67	$434,006

(1)	The “Perf Units” amounts shown indicate aggregate threshold, target and maximum award opportunities for performance units covering the 2010-2012 performance cycle granted to each named executive officer in 2010 under the Long-Term Incentive Plan. Payment of awards is subject to the attainment of return on invested capital and earnings per share targets during the 2010-2012 performance cycle. Each measure is weighted equally. For any payment to be earned, the actual performance must exceed the threshold performance levels for both return on invested capital and earnings per share. If the threshold performance level for either measure is not attained, then no payment will occur. If an award is payable, the minimum award is 50% of target and the maximum award is 150% of target. Performance units for the 2010-2012 performance cycle provided the opportunity to earn an award each year based on that year’s performance. Payments may be made in cash or shares of Common Stock, as determined by the Compensation Committee.

(2)	The “SEMPP” amounts shown indicate threshold, target and maximum award opportunities under the Senior Executive Management Performance Plan for 2010. The Senior Executive Management Plan is a shareholder-approved plan in which all the named executive officers participated in 2010. The performance metrics for 2010 were corporate EBIT/BIC and working capital as a percentage of sales. A minimum level of performance is established each year, below which no annual performance awards are earned. Awards paid to individual executives are based on the actual financial results in relation to the target goals under the plan. In addition, the Compensation Committee retains the discretion to adjust downward any awards determined by the formula as the Compensation Committee deems appropriate.

(3)	The “Perf Shrs” amounts shown reflect performance shares granted in 2010, which required the Company to achieve a performance objective of EBIT/BIC of 4% or better for at least one year during the four-year vesting period. The performance objective was achieved in 2010; therefore the shares will vest over a total of four years in 25% increments on the anniversary of the date of grant. Dividend equivalents are paid after the performance threshold is met and until the performance shares convert to Common Stock after vesting.

(4)	The “NQSOs” amounts shown reflect nonqualified stock options granted in 2010. All options granted to the named executive officers during 2010 were granted on February 8, 2010. All options were granted pursuant to the Long-Term Incentive Plan with an exercise price equal to the fair market value (as defined in the plan) on the date of grant, have a ten-year term and will become exercisable over four years in 25% increments on the anniversary of the date of grant. The agreements pertaining to these options provide that such options will become exercisable in full and will vest in the event of death or disability of the option holder or a change in control of the Company, in each case as defined in such agreements. In the cases of normal retirement and retirement with the Company’s consent (prior to the age of 62), such options will become exercisable with the same terms and conditions as normal vesting, as if the option holder had remained in the continuous employ of the Company.

(5)	The amounts shown reflect the fair market value on the date of grant of performance shares and options granted in 2010, computed in accordance with FASB ASC Topic 718. The fair market value of performance shares is the opening price of Common Stock on the date of grant multiplied by the number of full shares granted. The fair market value of options is determined using the Black-Scholes model.

OUTSTANDING EQUITY AWARDS AT 2010 YEAR-END
     The following table sets forth information concerning unexercised options and stock that has not vested for each named executive officer as of December 31, 2010:

	Option Awards (1)					Stock Awards (2)
		Number of	Number of					Market Value of
		Securities	Securities				Number of Shares or	Shares or Units of
		Underlying	Underlying	Option Exercise	Option Expiration		Units of Stock that	Stock that Have Not
Name	Grant Date	Unexercised Options	Unexercised Options	Price ($/share)	Date	Grant Date	Have Not Vested	Vested
		Exercisable	Unexercisable
James W. Griffith	01/31/2005	134,000	0	$25.21	01/31/2015	02/05/2007	7,500	$357,975
	02/06/2006	134,000	0	$30.93	02/06/2016	12/31/2007	800	$38,184
	02/05/2007	100,500	33,500	$29.23	02/05/2017	02/04/2008	11,250	$536,963
	02/04/2008	80,500	80,500	$30.70	02/04/2018	12/31/2008	182	$8,687
	02/02/2009	0	156,525	$14.74	02/02/2019	02/08/2010	35,400	$1,689,642
	02/08/2010	0	211,800	$22.67	02/08/2020
Ward J. Timken, Jr.	04/16/2002	10,000	0	$25.40	04/16/2012	02/05/2007	6,750	$322,178
	04/15/2003	35,000	0	$17.56	04/15/2013	12/31/2007	713	$34,031
	04/20/2004	24,000	0	$24.14	04/20/2014	02/04/2008	8,900	$424,797
	01/31/2005	27,000	0	$25.21	01/31/2015	12/31/2008	835	$39,855
	02/06/2006	114,000	0	$30.93	02/06/2016	02/08/2010	28,000	$1,336,440
	02/05/2007	85,500	28,500	$29.23	02/05/2017
	02/04/2008	63,500	63,500	$30.70	02/04/2018
	02/02/2009	41,150	123,450	$14.74	02/02/2019
	02/08/2010	0	167,100	$22.67	02/08/2020
Michael C. Arnold (3)	02/05/2007	8,750	0	$29.23	02/05/2017	02/05/2007	3,000	$143,190
	02/04/2008	20,850	0	$30.70	02/04/2018	12/31/2007	254	$12,123
	02/02/2009	0	40,575	$14.74	02/02/2019	02/04/2008	3,450	$164,669
	02/08/2010	0	67,600	$22.67	02/08/2020	12/31/2008	52	$2,482
						02/08/2010	11,300	$539,349
Glenn A. Eisenberg	02/05/2007	0	8,750	$29.23	02/05/2017	02/05/2007	3,000	$143,190
	02/04/2008	0	20,850	$30.70	02/04/2018	12/31/2007	9	$430
	02/02/2009	0	40,575	$14.74	02/02/2019	02/04/2008	3,450	$164,669
	02/08/2010	0	54,900	$22.67	02/08/2020	12/31/2008	6	$286
						02/08/2010	10,900	$520,257
Salvatore J. Miraglia, Jr.	02/05/2007	0	7,500	$29.23	02/05/2017	02/05/2007	2,500	$119,325
	02/04/2008	0	18,250	$30.70	02/04/2018	12/31/2007	445	$21,240
	02/02/2009	0	35,475	$14.74	02/02/2019	02/04/2008	2,850	$136,031
	02/08/2010	0	48,000	$22.67	02/08/2020	12/31/2008	52	$2,482
						02/08/2010	9,000	$429,570

(1)	All option awards shown are nonqualified stock options that vest 25% per year over the four-year period from the date of grant.

(2)	Aggregate stock awards shown include performance shares, restricted shares and deferred dividend equivalents that have time-based vesting. Performance shares granted in 2010 were subject to a performance objective in order to vest over time. Because the objective was met in 2010, these shares will vest over time. Performance and restricted shares vest 25% per year over the four-year period from the date of grant, unless cancelled. Options granted prior to April 2002 provided for deferred dividend equivalents to be earned when total net income per share is at least 2.5 times the total amount of cash dividends per share paid during the relevant calendar year. Deferred dividend equivalents are deferred shares with no voting or dividend rights and are subject to forfeiture until four years after the date they are earned. The market value of all shares shown in this column was determined based upon the closing price of Common Stock on December 31, 2010 ($47.73).

(3)	The unexercisable options and unvested stock awards shown for Mr. Arnold (108,175 and 11,300, respectively), will continue to vest on the same schedule as normal vesting, following his retirement with the Company’s consent on December 31, 2010, as specified in agreements pertaining to these grants.
2010 OPTION EXERCISES AND STOCK VESTED
     The following table sets forth information with respect to the exercise of stock options by and vesting of stock-based awards for the named executive officers during 2010:

	Option Awards		Stock Awards
	Number of Shares	Value	Number of	Value
	Acquired on	Realized on	Shares Acquired	Realized on
Name	Exercise	Exercise (1)	on Vesting	Vesting (2)
James W. Griffith	236,175	$4,582,890	22,161	$548,324
Ward J. Timken, Jr.	10,000	$289,800	18,681	$447,645
Michael C. Arnold (3)	145,625	$987,934	39,699	$1,092,682
Glenn A. Eisenberg	78,125	$1,122,094	7,734	$177,774
Salvatore J. Miraglia, Jr.	64,075	$383,000	6,881	$169,377

(1)	The value realized on the exercise of options is the difference between the exercise price and the fair market value of Common Stock on the date of exercise. Fair market value is determined by a real-time trading quote from the New York Stock Exchange at the time of exercise.

(2)	The value shown in the table for stock awards is the number of shares multiplied by the fair market value of Common Stock on the date of vesting. Fair market value is determined by the average of the high and low price of a share of Common Stock on the date of vesting.

(3)	The number of shares acquired on vesting and value realized on vesting for Mr. Arnold in 2010 include 6,756 restricted shares and 19,175 nonqualified stock options, for which vesting was accelerated at the time of his retirement with the Company’s consent on December 31, 2010, as specified in the respective agreements pertaining to these grants, which were made prior to 2009. Beginning in 2009, vesting of restricted shares and options upon retirement with the Company’s consent continues with the same terms and conditions as normal vesting, as if the grantee had remained in the continuous employ of the Company.
PENSION BENEFITS
Qualified Plan
     During 2003, the Company moved from a defined benefit retirement program (the “Qualified Plan”) to a core defined contribution retirement income program for all new salaried employees hired on or after January 1, 2004, as well as for current salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003. Salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003 participate in a defined benefit plan with a formula of 0.75% per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). For all employees in a defined benefit plan as of December 31, 2003, the formula in effect at the time of service, using Final Average Earnings at retirement, would be applied to such service.
     The benefit is generally payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. Participants may retire early from the Qualified Plan if they meet any of the following eligibility requirements:
•	Age 62 and 15 years of service;

•	Age 60 and 25 years of service; or

•	Any age and 30 years of service.

     In addition, participants age 55 with at least 15 years of service may retire and receive the portion of their Qualified Plan benefit attributable to service earned after 2003. As of December 31, 2010, Messrs. Griffith, Arnold and Miraglia were the only named executive officers who were eligible for early retirement.
     Benefits for service after December 31, 1991 are reduced for early commencement at a rate of three percent per year before age 60 for the portion of the benefit attributable to service earned between 1992 and 2003, and four percent per year before age 62 for the portion of the benefit attributable to service earned after 2003.
Supplemental Pension Plan
     Consistent with the retirement income program changes the Company implemented for its salaried employees generally, the Company also reviewed and modified its Supplemental Executive Retirement Program for Executive Officers (“SERP”), effective January 1, 2004. Supplemental retirement income benefits under the SERP will be calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit plan payments provided by the Company and the aggregate earnings opportunity provided by any Company contributions under the core defined contribution program, the SIP Plan and the Post-Tax Savings Plan. To receive 100% of the supplemental benefit, the officer must have at least 10 years of Company service. Benefits will be prorated for Company service of less than 10 years. The supplemental benefit will vest after five years of service as an officer of the Company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of Company service will be available, but if benefits are commenced early, they will be reduced by four percent per year for each year of early commencement prior to age 62.
     For both the Qualified Plan and the SERP, only actual years of service are counted in calculating pension benefits, except in the case of involuntary termination without cause, in which case up to two additional years of service will be credited.
2010 PENSION BENEFITS TABLE
     The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for the named executive officers as of December 31, 2010:

		Number of
		Years of	Present Value of
		Credited	Accumulated Benefit
Name	Plan Name	Service	(1)
James W. Griffith (2)	Supplemental Plan	26.5	$8,179,000
	Qualified Plan	26.5	$552,000
Ward J. Timken, Jr. (3)	Supplemental Plan	18.6	$1,968,000
	Qualified Plan	11.6	$115,000
Michael C. Arnold (4)	Supplemental Plan	31.6	$3,816,000
	Qualified Plan	31.6	$817,000
Glenn A. Eisenberg (3)	Supplemental Plan	9.0	$2,186,000
	Qualified Plan	2.0	$28,000
Salvatore J. Miraglia, Jr. (2)	Supplemental Plan	38.5	$3,562,000
	Qualified Plan	38.5	$1,074,000

(1)	The “Present Value of Accumulated Benefit” is the present value as of December 31, 2010 of the pension benefits earned as of such date that would be payable under that plan for the life of the executive, beginning at age 62. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 5.75% discount rate and mortality according to the RP-2000 Mortality Table. Benefits were determined assuming no probability of termination, retirement, death, or disability before age 62. For 2010, the Internal Revenue Code pay limit was $245,000 and the maximum benefit was $195,000.

(2)	Due to their length of service as officers of the Company, Mr. Griffith and Mr. Miraglia were grandfathered in a prior SERP formula for service before 2004. The following formula applies to each of them: (1) 1.75% of Final Average Earnings, reduced by 1.25% of the Social Security benefit, times years of service prior to January 1, 2004, the result increased by 5%; plus (2) the benefit under the formula discussed in the Supplemental Pension Plan section above, times the ratio of service after December 31, 2003 to total service.

(3)	Because neither Mr. Eisenberg nor Mr. Timken had a combination of age and service with the Company that equaled or exceeded 50 as of December 31, 2003, they do not accumulate any service under the Qualified Plan after December 31, 2003.

(4)	The pension benefit amounts shown for Mr. Arnold represent present value of actual amounts payable to him, based on his retirement with the Company’s consent on December 31, 2010.
2010 NONQUALIFIED DEFERRED COMPENSATION
     The table below sets forth information regarding Deferred Compensation Plan contributions, earnings and withdrawals during 2010 and the account balances as of December 31, 2010 for the named executive officers:

	Executive	Company	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Aggregate Balance at
	in 2010	in 2010	in 2010	Distributions	December 31, 2010
Name	(1)	(1)	(2)	in 2010	(3)
James W. Griffith	$0	$0	$413,497	$0	$1,089,557
Ward J. Timken, Jr.	$33,900	$45,200	$7,442	$0	$259,732
Michael C. Arnold	$0	$0	$0	$0	$0
Glenn A. Eisenberg	$0	$0	$0	$0	$0
Salvatore J. Miraglia, Jr.	$0	$0	$208,682	$0	$591,667

(1)	Amounts shown as executive contributions or Company contributions in 2010 were reported in the 2010 Summary Compensation Table.

(2)	This column includes interest earned from cash deferrals, dividend equivalents earned from restricted share deferrals, interest earned on those dividend equivalents and appreciation or depreciation in value for restricted share deferrals. The earnings during this year and previous years were not above market or preferential, therefore these amounts were not included in the 2010 Summary Compensation Table.

(3)	Amounts included in the aggregate balances that previously were reported as compensation in the Summary Compensation Table for previous years (or would have been had the recipient been identified as a named executive officer) are as follows: Mr. Griffith — $524,000; Mr. Timken — $170,870; and Mr. Miraglia — $267,000.
     The Company maintains a Deferred Compensation Plan that allows certain employees, including the named executive officers, to defer receipt of all or a portion of their salary, employee contributions and Company match that would otherwise be directed to the Post-Tax Savings Plan and/or incentive compensation payable in cash or shares of Common Stock until a future time they have specified. Cash deferrals earn interest quarterly at a rate equal to the prime rate plus one percent. Restricted share deferrals, which were previously allowed under the plan, earn dividend equivalents (cash equivalent to the value of dividends that would be paid on restricted shares) and interest on those dividend equivalents at the aforementioned rate. The Deferred Compensation Plan is not funded by the Company and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
     The Company has entered into Severance Agreements with each of the named executive officers that provide for compensation in the event of termination of employment under certain circumstances. In addition, the named executive officers are entitled to post-termination payments or benefits under agreements entered into under the Long-Term Incentive Plan and under the Company’s retirement and benefit plans under certain circumstances. The following circumstances would trigger post-termination payments to the named executive officers: change in control followed by certain events described below, involuntary termination without cause, retirement, permanent disability and death. All scenarios are assumed to have a December 31, 2010 effective date.
Change In Control
     Under the Severance Agreements with the named executive officers, when certain events occur, such as a reduction in the officer’s responsibilities or termination of the officer’s employment without cause following a change in control of the Company (as provided in the Severance Agreements), the officer will be entitled to receive payment in an amount, grossed-up for any excise taxes payable by the individual, equal to a multiple of three times the sum of the officer’s annual base salary and the greater of:(1) the officer’s target annual amount of incentive compensation for the year in which the officer terminates employment; or (2) the officer’s target annual amount of incentive compensation for the year in which the change in control occurs. In addition, the officer would receive a lump sum amount representing the SERP benefit.
     The lump sum amount is determined by calculating the benefit under the Qualified Plan and the SERP assuming the officer continued to earn service for three additional years with annual earnings during those three years equal to the compensation described above. The lump sum amount is reduced by the lump sum equivalent of the benefit payable from the Qualified Plan. This lump sum is determined based on mortality table and interest rate promulgated by the IRS under Section 417(e)(3) of the Internal Revenue Code.
     The officer would also receive certain benefits based on contributions that would have been made to the SIP Plan and the Post-Tax Savings Plan during the three-year period. Any unvested equity-based grants would vest and become nonforfeitable. The officer has five years to exercise all stock options. In the event of a change in control, the amounts payable under the Severance Agreements become secured by a trust arrangement.
     At its meeting on December 9, 2010, the Compensation Committee of the Board of Directors approved a new form of Severance Agreement that eliminates the excise tax gross-up provision for new participants or existing participants moving into higher-level positions. This new form agreement provides that the participant can choose the “best net” benefit of either: (1) paying all excise taxes incurred by a change-in-control benefit, without a gross-up by the Company; or (2) accepting a change-in-control benefit that is no greater than the excise tax threshold.
Voluntary Termination
     The Company pays no severance, benefits, perquisites or vesting of any equity-based grants in the case of a voluntary termination.
Involuntary Termination With Cause
     The Company provides no severance, benefits, perquisites or vesting of any equity-based grants in the case where an officer is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only in the event that the officer has done any of the following: an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) which would constitute a material breach of the officer’s duty of loyalty to the Company.
     If the Company terminates an officer’s employment for cause, no benefit is payable from any of the nonqualified pension plans.

Involuntary Termination Without Cause
     In the case of an involuntary termination without cause, each named executive officer is entitled to severance equal to 1.5 times the sum of the officer’s base salary and highest annual incentive compensation during the preceding five years (not to exceed target), except the Chairman and the Chief Executive Officer, who are entitled to severance of two times the sum of base salary and highest annual incentive compensation during the preceding five years (not to exceed target). In consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the named executive officers, as well as a release of liability for all claims against the Company.
     The values shown on the table below for the retirement benefits are payable in the same form and manner as discussed in the narrative following the Pension Benefits Table. For purposes of involuntary termination without cause, the benefit is determined and payable as described in the Pension Benefits discussion on pages 32 and 33, but with two additional years of service credit.
Retirement
     “Retirement” infers retirement with the Company’s consent, which means either: (1) retirement of the named executive officer prior to age 62, if the Compensation Committee of the Board of Directors determines that such retirement is for the convenience of the Company; or (2) retirement of the named executive officer on or after age 62.
     In addition to retirement benefits shown in the 2010 Pension Benefits Table (which are not shown in the following table of Termination Scenarios, other than for Mr. Arnold, who actually retired at the end of 2010), benefits for executive officers who retire with the Company’s consent include: prorated payouts of performance units, accelerated vesting of earned, equity-based LTIP awards granted prior to 2009, and SERP adjustments to retirement benefits if retiring prior to age 62. For equity-based LTIP awards granted since 2009, there is no acceleration of vesting for retirement, rather normal vesting continues as if the officer had remained in the continuous employ of the Company.
Death or Permanent Disability
     “Permanent Disability” occurs if a named executive officer qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.
     Benefits for officers who die while actively employed are payable to the surviving spouse from the defined benefit pension plans at the officer’s normal retirement date (or on a reduced basis at an early retirement date) if the officer had at least five years of service. The benefit is equal to 50% of the benefit payable if the officer had terminated employment on the date of his death, survived to the payment date (as elected by spouse), elected the 50% joint and survivor form of payment and died the next day. If the executive has at least 15 years of service at time of death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.
     All equity-based LTIP grants immediately vest in the event of death or permanent disability. In the case of disability, the employee has up to five years to exercise stock options. There is a one-year expiration period in the case of death for the survivor to exercise stock options.

Termination Scenarios

	Mr. Griffith
	Voluntary	Termination		Death &	Termination Without	Change in
	Resignation	With Cause	Retirement (7)	Disability	Cause	Control
Cash Severance (1)	$0	$0	$0	$0	$4,100,016	$6,150,024
Cash LTIP Award (2)	$0	$0	$664,200	$664,200	$664,200	$664,200
Equity (3)	$0	$0	$2,932,473	$15,093,583	$9,873,655	$15,093,583
Retirement Benefits (4)	$0	$0	$1,427,000	$0	$471,000	$3,250,000
Other Benefits (5)	$0	$0	$0	$1,600,000	$40,000	$50,000
Excise Tax Gross-Up (6)						$0
Total	$0	$0	$5,023,673	$17,357,783	$15,148,871	$25,207,807

	Mr. Timken
	Voluntary	Termination		Death &	Termination Without	Change in
	Resignation	With Cause	Retirement (7)	Disability	Cause	Control
Cash Severance (1)	$0	$0		$0	$3,240,000	$4,860,000
Cash LTIP Award (2)	$0	$0		$524,880	$524,880	$524,880
Equity (3)	$0	$0		$12,026,097	$7,906,576	$12,026,097
Retirement Benefits (4)	$0	$0		$0	$0	$1,996,000
Other Benefits (5)	$0	$0		$600,000	$40,000	$50,000
Excise Tax Gross-Up (6)						$4,226,409
Total	$0	$0		$13,150,977	$11,711,456	$23,683,386

	Mr. Arnold (8)
	Voluntary	Termination		Death &	Termination Without	Change in
	Resignation	With Cause	Retirement (7)	Disability	Cause	Control
Cash Severance (1)			$0
Cash LTIP Award (2)			$305,856
Equity (3)			$839,414
Retirement Benefits (4)			$1,345,000
Other Benefits (5)			$0
Excise Tax Gross-Up (6)
Total			$2,490,270

	Mr. Eisenberg
	Voluntary	Termination		Death &	Termination Without	Change in
	Resignation	With Cause	Retirement (7)	Disability	Cause	Control
Cash Severance (1)	$0	$0		$0	$1,535,202	$3,070,404
Cash LTIP Award (2)	$0	$0		$305,856	$305,856	$305,856
Equity (3)	$0	$0		$4,060,145	$2,665,644	$4,060,145
Retirement Benefits (4)	$0	$0		$0	$337,000	$1,839,000
Other Benefits (5)	$0	$0		$1,000,000	$35,000	$50,000
Excise Tax Gross-Up (6)						$0
Total	$0	$0		$5,366,001	$4,878,702	$9,325,405

	Mr. Miraglia
	Voluntary	Termination		Death &	Termination Without	Change in
	Resignation	With Cause	Retirement (7)	Disability	Cause	Control
Cash Severance (1)	$0	$0	$0	$0	$1,122,102	$2,244,204
Cash LTIP Award (2)	$0	$0	$195,048	$195,048	$195,048	$195,048
Equity (3)	$0	$0	$728,625	$3,531,395	$2,322,581	$3,531,395
Retirement Benefits (4)	$0	$0	$244,000	$0	$139,000	$875,000
Other Benefits (5)	$0	$0	$0	$680,000	$35,000	$50,000
Excise Tax Gross-Up (6)						$0
Total	$0	$0	$1,167,673	$4,406,443	$3,813,731	$6,895,647

(1)	“Cash Severance” amounts are defined by multiples of annual pay stated in the Severance Agreements entered into by the Company and each named executive officer.

(2)	“Cash LTIP Award” includes values granted under Performance Unit Agreements to each named executive officer. The Severance Agreements require prorated payouts for current cycles. The 2009-2011 performance cycle is the only current cycle included because the 2010-2012 cycle was constructed to payout in annual installments and the 2010 installment was earned as of December 31, 2010.

(3)	“Equity” includes restricted shares, deferred shares, performance shares, and stock option grants. Equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by certain events previously described or at the time of death or permanent disability. Equity-based grants vest through the period of time represented by the cash severance multiple in the case of an involuntary termination. All full-share awards are valued at the closing price of Common Stock on December 31, 2010, which was $47.73. All stock options are valued based on the difference between the above closing stock price and the exercise price (or zero if the difference is negative), times the number of unvested shares that would accelerate, as defined in the Severance Agreements.

(4)	“Retirement Benefits” represent the value of additional benefits earned under the qualified and supplemental plans as a result of retirement, termination without cause, or a change in control.

(5)	“Other Benefits” is continuation of health and welfare benefits through the severance period, with an estimated value of $10,000 per year, plus outplacement services with an estimated value of $20,000. Additionally, the Company entered into Death Benefit Agreements with the named executive officers who were executive officers in October 2003. The amounts shown under “Death and Disability” represent the value of the death benefit payable under these agreements, which was two times the officer’s base salary in effect as of December 31, 2003.

(6)	“Excise Tax Gross-Up” represents the amount that the Company would pay to cover the excise tax of 20% above normal withholdings that would be imposed if a payment to an executive is over a calculated threshold as defined by the Internal Revenue Code. The Severance Agreements provide for a “gross-up” payment that ensures that after the executive pays all taxes, his net benefit includes the money he would have lost as a result of the excise tax. Based on the hypothetical change in control as of December 31, 2010, no excise tax would be triggered for Messrs. Griffith, Eisenberg and Miraglia. Based on lower compensation during the earlier years of the relevant period in which the excise tax threshold is defined, Mr. Timken would receive a change-in-control payment in excess of the threshold and would therefore receive the tax gross-up benefit, as defined in the Severance Agreement.

(7)	Values are shown under the retirement scenario for only those named executive officers who were eligible for normal retirement or early retirement with the Company’s consent as of December 31, 2010.

(8)	Since a retirement actually occurred for Mr. Arnold at the end of 2010, the information shown for Mr. Arnold reflects only this scenario and is based on his retirement with the Company’s consent on December 31, 2010.

EQUITY COMPENSATION PLAN INFORMATION
     The table below sets forth information as of December 31, 2010 regarding the Long-Term Incentive Plan. Under the Long-Term Incentive Plan, the Company has made equity compensation available to Directors, officers, and other employees of the Company. The Long-Term Incentive Plan has been approved by shareholders.

Number of securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in column
Plan Category	and rights (a)(1)	and rights (b)(2)	(a)(c)(3)
Equity compensation plans approved by security holders (4)	4,289,586	$23.81	3,421,787
Equity compensation plans not approved by security holders	0	$0.00	0
Total:	4,289,586	$23.81	3,421,787

(1)	The amount shown in column (a) includes the following: nonqualified stock options — 4,200,896; unearned performance shares — 0; deferred shares — 72,449; and deferred dividend equivalents — 16,241.

(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.

(3)	The amount shown in column (c) represents shares of Common Stock remaining available under the Long-Term Incentive Plan, under which the Compensation Committee is authorized to make awards of option rights, appreciation rights, restricted shares, deferred shares, and performance units. Awards may be credited with dividend equivalents payable in the form of shares of Common Stock. In addition, under the Long-Term Incentive Plan, nonemployee Directors are entitled to awards of restricted shares, Common Stock and option rights pursuant to a formula set forth in the Long-Term Incentive Plan. In 2008, the Long-Term Incentive Plan was amended to increase the number of shares of Common Stock that may be issued to an aggregate of 23,200,000. Under the Long-Term Incentive Plan, for any award that is not an option right or a stock appreciation right, 2.55 shares of Common Stock are subtracted from the maximum number of shares of Common Stock available under the plan for every share of Common Stock issued under the award. For awards of option rights and stock appreciation rights, however, only one share of Common Stock is subtracted from the maximum number of shares of Common Stock available under the plan for every share of Common Stock granted. The Board of Directors approved and adopted The Timken Company 2011 Long-Term Incentive Plan (the “2011 Plan”) on February 9, 2011, and has recommended that the 2011 Plan be submitted to the Company’s shareholders for approval at the 2011 Annual Meeting to supersede and replace the existing Long-Term Incentive Plan.

(4)	The Company also maintains the Director Deferred Compensation Plan and the 1996 Deferred Compensation Plan pursuant to which Directors and employees, respectively, may defer receipt of shares of Common Stock authorized for issuance under the Long-Term Incentive Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of shares of Common Stock.

ITEM NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of our financial statements and our internal control over financial reporting for the 2011 fiscal year. Ernst & Young has acted as the Company’s independent accounting firm for many years.
     The selection of Ernst & Young as the Company’s independent auditors is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote on an advisory basis in favor of the selection of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests.
     The affirmative vote of a majority of the votes cast on this matter is necessary to ratify the appointment of Ernst & Young. Abstentions and broker non-votes will not be counted for determining whether this matter is approved.
     Representatives of Ernst &Young are expected to be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE YEAR 2011.
AUDITORS
     Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to the Company in 2010 and 2009.

	2010	2009
Audit Fees:
Consolidated financial statements	$1,520,100	$1,690,600
Sarbanes Oxley — Section 404 attestation	754,000	927,700
Statutory audits	838,800	1,100,700
Regulatory filings (SEC)	0	79,000
Accounting consultations	339,500	410,400

	3,452,400	4,208,400

Audit-related fees:
Employee benefit plan audits	199,900	206,900
Other audit related consultations	87,800	0
International statutory filings	0	1,100

	287,700	208,000

Tax fees:
Tax compliance	58,300	135,100
Tax advisory	429,100	194,600

	487,400	329,700

All other fees:	0	0

	$4,227,500	$4,746,100

     The Audit Committee has adopted policies and procedures requiring pre-approval of all audit and non-audit services provided by the independent auditor. Other than audit and non-audit services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above under “Audit-related fees” and “Tax fees” were approved by the Audit Committee in accordance with its pre-approval policies and procedures.
ITEM NO. 3
APPROVAL OF THE TIMKEN COMPANY
2011 LONG-TERM INCENTIVE PLAN
GENERAL
     The Company desires to continue its policy of advancing the interests and long-term success of the Company by encouraging stock ownership among key employees and nonemployee directors and, correspondingly, increasing their personal involvement with the future of the Company. The Timken Company Long-Term Incentive Plan, as amended and restated as of February 5, 2008 (the “2008 Plan”), which was initially approved by shareholders at the Company’s 1992 Annual Meeting of Shareholders and was last amended and restated by the Company’s Board of Directors (the “Board”) in 2008, has previously afforded the Board and its Compensation Committee (the “Compensation Committee”) the ability to design compensatory awards that are responsive to the Company’s needs. In order to continue the Company’s ability to attract and retain officers, key employees and nonemployee directors, the Board approved and adopted The Timken Company 2011 Long-Term Incentive Plan (the “2011 Plan”) on February 9, 2011 and has recommended that the 2011 Plan be submitted to the Company’s shareholders for approval at the 2011 Annual Meeting. The 2011 Plan is intended to satisfy specific requirements for performance-based compensation under Section 162(m) of the Code.
     Our principal reason for adopting the 2011 Plan is to make additional common shares available for issuance as long-term incentive plan awards. We have historically granted equity awards under the 2008 Plan. The 2008 Plan has shares remaining available for new awards as of the date of this proxy statement. However, if the 2011 Plan is approved by our shareholders (the “Effective Date”), no further awards will be made under the 2008 Plan. As of March 1, 2011, under the 2008 Plan, stock options with respect to 4,418,709 common shares were outstanding with a weighted average exercise price of $27.68 and a weighted average remaining term of 7.45 years (we do not have any stock-settled appreciation rights outstanding). There were also full-value awards outstanding with respect to 590,922 common shares as of that date (which full-value awards consisted of deferred shares, deferred dividend equivalents, performance-based restricted shares, restricted shares and performance shares). There were a total of 1,907,958 common shares available for grant under the 2008 Plan as of March 1, 2011.
     Supplemental to the equity award information reported in the Form 10-K for each of the last three years, the following table sets forth information regarding awards granted and/or earned during this same time period for burn-rate analysis purposes:

		Full-Value
		Shares	Total	Weighted Average
	Options	Granted	Shares	Number of Common
Year	Granted	(1)	Granted	Shares Outstanding
2010	1,183,940	400,980	1,584,920	96,535,273
2009	1,266,000	372,398	1,638,398	96,135,783
2008	989,200	306,434	1,295,634	95,650,104

(1)	The Full-Value Shares Granted column does not include performance units granted during this period, since all that were earned were paid in cash rather than shares.

     The highlights of the 2011 Plan are set forth below, followed by a summary description of the entire 2011 Plan. The full text of the 2011 Plan is annexed to this Proxy Statement as Appendix A, and the following summaries are qualified in their entirety by reference to Appendix A.
HIGHLIGHTS OF 2011 PLAN
     The 2011 Plan authorizes the granting of equity-based compensation in the form of option rights, appreciation rights, restricted shares, restricted stock units, deferred shares, performance shares, performance units, and common shares. Some of the key features of the 2011 Plan that reflect the Company’s commitment to effective management of incentive compensation are set forth below and are described more fully under the heading “Summary of the 2011 Plan” and in the 2011 Plan.
     Administration. The 2011 Plan will be administered by the Compensation Committee. The Compensation Committee may delegate its authority under the 2011 Plan to a subcommittee. The Compensation Committee may also delegate to one or more of its members or to one or more officers, or to one or more agents or advisors, administrative duties or powers to do one or both of the following (subject to certain limitations described in the 2011 Plan):
•	designate employees to receive awards under the 2011 Plan; and

•	determine the size of any such awards.
     2011 Plan Limits. Total awards under the 2011 Plan are limited to 7,000,000 shares. The 2011 Plan also provides individual award and aggregate award limitations, as further described below.
     Revised Method for Counting Full Value Awards. Under the 2011 Plan, for any award that is not an option right or a stock appreciation right, 2.12 common shares will be subtracted from the maximum number of common shares available under the plan for every common share issued or transferred under the award. For awards of option rights and stock appreciation rights, one common share is subtracted from the maximum number of common shares available under the plan for every common share granted under the award.
     No Liberal Recycling Provisions. The 2011 Plan provides that only shares with respect to awards granted under the 2011 Plan that expire or are forfeited or cancelled, or shares that were covered by an award the benefit of which is paid in cash instead of shares, will again be available for issuance under the 2011 Plan. The following shares will not be added back to the aggregate plan limit: (1) shares tendered or used in payment of the option price; (2) shares withheld by the Company to satisfy any tax withholding obligation; and (3) shares that are repurchased by the Company with option right proceeds. Further, all shares covered by appreciation rights that are exercised and settled in shares, whether or not all shares are actually issued to the participant upon exercise of the rights, will be considered issued or transferred pursuant to the 2011 Plan.
     Elimination of Automatic Awards to Nonemployee Directors. The 2011 Plan does not provide for automatic grants to nonemployee directors of common shares and restricted shares, as was the case under the 2008 Plan. Nonemployee directors will be eligible to receive discretionary awards under the 2011 Plan.
     No Repricing. The repricing of underwater stock options and appreciation rights is prohibited without shareholder approval under the 2011 Plan.
     Change in Control Definition. The 2011 Plan includes a definition of “change in control.” In general, a change in control will be deemed to have occurred if:
•	a person or group buys 30% or more of the Company’s then outstanding securities, subject to certain exceptions;

•	individuals who initially constituted the Company’s Board cease for any reason (other than death or disability) to constitute at least a majority of the Company’s Board, unless their replacements are approved as described in the 2011 Plan;

•	there is a consummation of a merger, consolidation or similar corporate transaction that results in an actual change in ownership of the Company; or

•	the Company’s shareholders approve a complete liquidation or dissolution of the Company.
     Dividends and Dividend Equivalents. The 2011 Plan provides that dividends or other distributions on awards (other than option rights or appreciation rights) that are earned or that have restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.
     Other Features. Under the 2011 Plan, up to 5% of the maximum number of common shares that may be issued or transferred under the 2011 Plan, as may be adjusted as described in the 2011 Plan, may be used for restricted share, restricted stock unit, deferred share, performance share and performance unit awards that do not comply with the three-year or one-year vesting requirements set forth in the 2011 Plan plus common share awards granted to nonemployee directors.
SUMMARY OF THE 2011 PLAN
     2011 Plan Limits. Subject to adjustment as described in the 2011 Plan, the maximum number of common shares that may be issued or transferred
•	upon the exercise of option rights or appreciation rights,

•	as restricted shares and released from substantial risk of forfeiture,

•	in payment of restricted stock units,

•	as deferred shares,

•	in payment of performance shares or performance units that have been earned,

•	as common share awards to nonemployee directors, or

•	in payment of dividend equivalents paid with respect to awards made under the 2011 Plan, will not in the aggregate exceed 7,000,000 common shares, which may be shares of original issuance or treasury shares or a combination thereof.
     For any award granted on or after the date of the 2011 Annual Meeting that is not an option right or a stock appreciation right, 2.12 common shares will be subtracted from the maximum number of common shares available under the 2011 Plan for every common share issued or transferred (and, in the case of restricted shares, released from all substantial risks of forfeiture) under the award. For awards of option rights and stock appreciation rights, however, one common share will be subtracted from the maximum number of common shares available under the 2011 Plan for every common share issued or transferred under the award.
     To determine the number of common shares that remain available for issuance or transfer, the 2011 Plan clarifies that common shares covered by an award will not be counted as used unless and until they are actually issued and delivered to a recipient and, therefore, the total number of available common shares under the 2011 Plan as of a given date will not be reduced by any common shares relating to prior awards that have expired or have been forfeited and cancelled. The 2011 Plan also provides that:
•	if common shares are tendered or otherwise used in payment of the option price of an option right, the total number of shares covered by the option right being exercised shall count against the aggregate plan limit;

•	common shares withheld by the Company to satisfy tax withholding obligations shall count against the aggregate plan limit;

•	common shares that are repurchased by the Company with option right proceeds shall not be added to the aggregate plan limit; and

•	the gross number of common shares covered by an appreciation right, to the extent that it is exercised and settled in common shares, and whether or not common shares are actually issued to the recipient upon exercise of the appreciation right, shall be considered issued or transferred pursuant to the 2011 Plan.
The number of shares actually issued or transferred by the Company upon the exercise of incentive stock options shall not exceed 7,000,000, subject to adjustment as provided for in the 2011 Plan. Upon the payment in cash of a benefit provided by any award under the 2011 Plan, any common shares that were covered by such award shall again be available for issuance or transfer under the 2011 Plan.
The 2011 Plan also provides the following additional limits, subject to adjustment as provided for in the 2011 Plan:
•	no participant will be granted stock options or appreciation rights, in the aggregate, for more than 500,000 common shares during any calendar year;

•	no participant will be granted awards of restricted shares, restricted stock units, performance shares or performance units that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 500,000 common shares during any calendar year;

•	no participant in any calendar year will receive an award of performance units that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value as of their respective dates of grant in excess of $3,000,000; and

•	no nonemployee director will be granted, in any calendar year, awards in excess of 6,000 restricted shares, 7,500 common shares or 9,000 option rights.
     Option Rights. Option rights provide the recipient the right to purchase common shares at a price not less than their fair market value on the date of the grant. The option price is payable in cash, in nonforfeitable and unrestricted common shares already owned by the optionee, through any net exercise arrangement established by our Compensation Committee, in any other legal consideration that our Compensation Committee deems appropriate or any combination of these methods. To the extent permitted by law, any grant of option rights may provide for the deferred payment of the option price on the sale of some or all of the shares obtained from the exercise. As of February 8, 2011, the fair market value of the Company’s common shares was $49.91 per share.
     Option rights granted under the 2011 Plan may be option rights that are intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code or option rights that are not intended to so qualify, or combinations thereof. ISOs may be granted only to participants who meet the definition of “employees” under Section 3401(c) of the Code.
     No option rights may be exercised more than ten years from the date of grant. Each grant to an employee must specify the period of continuous service that is necessary before the option rights become exercisable and may provide for the earlier exercisability of the option rights in the event of retirement, death or disability of the recipient or a change in control of the Company. Any grant of option rights may specify management objectives that must be achieved as a condition to exercise such rights. Option rights will not provide for any dividends or dividend equivalents.
     Appreciation Rights. Appreciation rights provide the recipient with the right to receive from the Company an amount, determined by our Compensation Committee and expressed as a percentage not exceeding 100 percent, of the difference between the base price established for the appreciation rights and the market value of the common shares on the date the rights are exercised. Appreciation rights can be tandem (i.e., granted with option rights to provide an alternative to the exercise of the option rights) or freestanding. Tandem appreciation rights may only be exercised at a time when the related option right is exercisable and the spread is positive, and requires that the related option right be surrendered for cancellation. Free-standing appreciation rights must have a base price per right that is not less than the fair market value of the common shares on the date of grant, must specify the period of continuous employment that is necessary before such appreciation rights become exercisable (except that they and tandem appreciation rights may provide for the earlier exercise of the appreciation rights in the event of retirement, death or disability of the recipient or a change in control of the Company) and may not be exercisable more than ten years from the date of grant. Any grant of appreciation rights may specify that the amount payable by the Company on exercise of an appreciation right may be paid in cash, in common shares or in a combination of the two, and may either grant to the recipient or reserve in our Compensation Committee the right to elect among those alternatives. Any grant of appreciation rights may specify management objectives that must be achieved as a condition to exercise such rights, waiting periods before appreciation rights become exercisable and permissible dates or periods on or during which appreciation rights are exercisable. Appreciation rights will not provide for any dividends or dividend equivalents.
     Restricted Shares. A grant of restricted shares constitutes an immediate transfer of ownership of the shares to the recipient in consideration of the recipient’s performance of services. Restricted shares entitle the recipient to dividend, voting and other ownership rights. Generally, restricted shares must be subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, for a period to be determined by our Compensation Committee on the date of grant or until management objectives are achieved. If the elimination of restrictions is based only on the passage of time, the period of time will be no shorter than three years, except that restrictions may be removed ratably during the three-year period, on an annual basis, as determined by our Compensation Committee on the date of grant. Any grant of restricted shares may specify management objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Any restricted shares that vest upon the achievement of management objectives may not vest sooner than one year from the date of grant. To enforce these forfeiture provisions, the transferability of restricted shares is prohibited or restricted in the manner prescribed by our Compensation Committee on the date of grant for the period during which such forfeiture provisions are to continue. Our Compensation Committee may provide for the earlier termination of the forfeiture provisions in the event of retirement, death or disability of the recipient or a change in control of the Company. Any grant or sale may require that any or all dividends or other distributions paid on the restricted shares during the period of such restrictions be automatically sequestered, but dividends or other distributions on restricted shares with restrictions that lapse as a result of the achievement of management objectives shall be deferred until and paid contingent upon the achievement of the applicable management objectives.
     Restricted Stock Units. A grant of restricted stock units constitutes an agreement by the Company to deliver common shares or cash to the recipient in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as our Compensation Committee may specify. During the applicable restriction period, the recipient will have no right to transfer any rights under his or her award, will have no rights of ownership in the common shares deliverable upon payment of the restricted stock units, and will have no right to vote the common shares. Our Compensation Committee may, at the date of grant, authorize the payment of dividend equivalents on restricted stock units on either a current, deferred or contingent basis, either in cash or in additional common shares. However, dividends or other distributions on common shares underlying restricted stock units with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingently upon the achievement of the applicable management objectives. Restricted stock units with a restriction period that lapses only by the passage of time will have a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period, on an annual basis, as determined by our Compensation Committee at the date of grant. Additionally, our Compensation Committee may provide for a shorter restriction period in the event of the retirement, death or disability of the recipient or a change in control of the Company. If the restricted stock units have a restriction period that lapses only upon the achievement of management objectives, the restriction period cannot lapse sooner than one year from the date of grant, but may be subject to earlier lapse or modification by virtue of the retirement, death or disability of the recipient or a change in control of the Company. Each grant or sale of restricted stock units will also specify the time and manner of payment of the restricted stock units that have been earned.
     Deferred Shares. The grant of deferred shares represents an agreement to issue or transfer common shares to the recipient following a deferral period in consideration of the recipient’s performance of services, subject to the fulfillment of conditions specified by our Compensation Committee. The recipient cannot transfer any rights under his or her award and has no right to vote the deferred shares. Our Compensation Committee may authorize the payment of dividend equivalents on the deferred shares, in cash or common shares, on a current, deferred or contingent basis, but dividend equivalents on deferred shares with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingently upon the achievement of the applicable management objectives. Generally, our Compensation Committee must fix a deferral period of at least three years at the time of grant, which period may terminate ratably during the three-year period, on an annual basis, as determined by our Compensation Committee on the date of grant, and may provide for the earlier termination of the deferral period in the event of retirement, death or disability of the recipient or a change in control of the Company. The deferral period may also end upon the achievement of management objectives, and if the deferred shares have a deferral period that lapses upon the achievement of management objectives, the deferral period cannot lapse sooner than one year from the date of grant, but may be subject to earlier lapse or modification by virtue of the retirement, death or disability of the recipient or a change in control of the Company.
     Performance Shares and Performance Units. A performance share is a bookkeeping equivalent to one common share and a performance unit is a bookkeeping entry equivalent to $100.00 or such other value as determined by our Compensation Committee. Under a grant of either performance shares or performance units, the Company identifies one or more management objectives that must be met within a specified period. The specified performance period (not less than one year) may be subject to earlier termination in the event of retirement, death or disability of the recipient or a change in control of the Company. Our Compensation Committee also establishes a minimum level of acceptable achievement for the recipient. If, by the end of the performance period, the recipient has achieved the specified management objectives, the recipient will be deemed to have fully earned the performance shares or performance units. If the recipient has not achieved the management objectives, but has attained or exceeded the predetermined minimum level of acceptable achievement, the recipient may earn a portion of the performance shares or performance units. To the extent earned, the performance shares or performance units will be paid to the recipient at the time and in the manner determined by our Compensation Committee in cash, common shares or a combination of the two. The grant may provide for the payment of dividend equivalents in cash or in common shares, subject in all cases to deferral and payment on a contingent basis based on the recipient’s earning of the performance shares or performance units with respect to which such dividend equivalents are paid.
     Management Objectives. The 2011 Plan requires that our Compensation Committee establish “management objectives” for purposes of performance shares and performance units. When so determined by our Compensation Committee, option rights, appreciation rights, restricted shares, restricted stock units, deferred shares and dividend equivalents may also specify management objectives. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual recipient or the recipient’s division, department, region or function within the Company or subsidiary of the Company. Management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. Our Compensation Committee may grant awards subject to management objectives that are either intended or not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Management objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code must be based on one or more, or a combination, of the following criteria: cash flow, comparisons with various stock market indices, cost of capital, customer service, debt reduction, earnings, earnings before interest and taxes, earnings per share, economic profit, free cash flow, gross profits, inventory management, net income, productivity improvement, profit after tax, reduction of fixed costs, return on assets, return on equity, return on invested capital, sales, shareholder return and/or working capital. Except in the case of such award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a Change in Control of the Company) where such action would result in the Company’s loss of the exemption of the award under Section 162(m), if our Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, our Compensation Committee may, in its discretion, modify such management objectives, in whole or in part, as our Compensation Committee deems appropriate and equitable.
     Common Share Awards to Nonemployee Directors. The Board is authorized to grant nonemployee directors common shares on such terms and conditions as the Board may determine. Awards of common shares are nontransferable for the six months following their grant to the nonemployee director.
Administration
     The Compensation Committee of the Board, as constituted from time to time, will administer and interpret the 2011 Plan. The Compensation Committee will be composed of not less than three directors, each of whom must (1) meet all applicable independence requirements of the New York Stock Exchange (or the principal national securities exchange on which the Common Stock is traded), (2) be a “non-employee director” within the meaning of Rule 16b-3 and (3) be an “outside director” within the meaning of Section 162(m) of the Code. Our Compensation Committee may from time to time delegate all or any part of its authority under the 2011 Plan to any subcommittee.
     The Compensation Committee may delegate certain administrative powers to officers of the Company, including the powers to designate employees to be recipients of the awards granted under the plan and to determine the size and type of the awards granted. Officers may not, however, grant awards to the Company’s Section 16 directors, officers or beneficial owners or any other person subject to 162(m) of the Code. Any resolution authorizing administrative powers to an officer must set forth the total number of shares of common stock related to the awards the officer may grant and the terms of the awards, and the officer must report periodically to our Compensation Committee regarding awards granted pursuant to the delegated authority.
     Except in connection with certain corporate transactions described in the 2011 Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding option rights or the base price of outstanding appreciation rights, or cancel outstanding option rights or appreciation rights in exchange for cash, other awards, or option rights or appreciation rights with an option price or base price, as applicable, that is less than the option price of the original option rights or base price of the original appreciation rights, as applicable, without shareholder approval. This restriction is intended to prohibit the repricing of “underwater” option rights and appreciation rights and will not be construed to prohibit the adjustments in connection with certain corporate transactions provided for in the 2011 Plan.
     In addition, notwithstanding anything in the 2011 Plan to the contrary, up to 5% of the maximum number of common shares that may be issued or transferred under the 2011 Plan, subject to adjustment as provided for in the 2011 Plan, may be used for awards granted as option rights, appreciation rights, restricted shares restricted stock units, deferred shares, performance shares or performance units that do not comply with the three-year or one-year minimum vesting requirements described above, plus common share awards granted to nonemployee directors.
Eligibility
     Approximately 400 officers, key employees of the Company and its subsidiaries and persons providing services to the Company under an agreement with a foreign nation or agency, as determined by our Compensation Committee, may be selected to receive benefits under the 2011 Plan. In addition, nine nonemployee directors of the Company will be eligible for discretionary grants under the 2011 Plan.
Transferability
     The Compensation Committee may provide for transferability of particular awards under the 2011 Plan, so long as awards are not transferred in exchange for value or consideration. Otherwise, option rights, appreciation rights and other derivative securities awarded under the 2011 Plan will not be transferable by a recipient other than by will or the laws of descent and distribution. Any award made under the 2011 Plan may provide that any common shares issued or transferred as a result of the award will be subject to further restrictions upon transfer.
Adjustments
     The number and kind of shares covered by outstanding option rights, appreciation rights, restricted shares, restricted stock units, deferred shares and performance shares and performance units, and the prices per share applicable thereto, are subject to adjustment in certain situations as provided in the 2011 Plan. In addition, for each option right or appreciation right with an option price or base price greater than the consideration offered in connection with any transaction or event described in the adjustment section of the 2011 Plan or any change in control of the Company, our Compensation Committee may in its sole discretion elect to cancel such option right or appreciation right without any payment to the person holding such option right or appreciation right.
Certain Terminations of Employment
     If permitted by Section 409A and Section 162(m) of the Code, but subject to the following sentence, in the event of a termination of employment by reason of death, disability or normal retirement or early retirement with the consent of the Company, our Compensation Committee may take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including accelerating the date when an option right becomes exercisable, or waiving or modifying any other limitation or requirement with respect to any award under the 2011 Plan. Subject to the anti-repricing provisions of the 2011 Plan, our Compensation Committee may amend the terms of awards granted under the 2011 Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a participant’s death or disability, or a change in control of the Company) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, our Compensation Committee will not make any modification of the management objectives or the level or levels of achievement with respect to such award. Subject to adjustment as described in the 2011 Plan, no such amendment shall impair the rights of any participant without his or her consent.
Change in Control
     Change in control is defined in the 2011 Plan to mean the occurrence of any of the following events:
•	The acquisition by an individual, entity or group of beneficial ownership of 30% or more of either our then-outstanding common shares or the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of directors (“Voting Shares”), subject to exceptions for any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or any acquisition by any individual, entity or group pursuant to a transaction which complies with the three exceptions described in the third bullet of this section;

•	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board. However, any individual becoming a director subsequent to the Effective Date whose election or nomination was endorsed by the Incumbent Board will be considered part of the Incumbent Board, excluding any director assuming office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual entity or group other than the Board;

•	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company unless, following such transaction (1) all or substantially all of the beneficial owners of the common shares and Voting Shares immediately prior to such transaction beneficially own more than 66-2/3% of the common stock and the combined voting power entitled to elect directors of the resulting or surviving entity in substantially the same proportions, (2) no individual, entity or group (excluding any entity resulting from such transaction or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such transaction) beneficially owns 30% or more of the common stock or the combined voting power of the resulting entity (except to the extent that such ownership existed prior to the transaction), and (3) at least a majority of the members of the board of directors of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

•	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Detrimental Activity and Recapture Provisions
     The 2011 Plan authorizes awards that may be cancelled or forfeited (and gains related to such awards may also be forfeited) either if the recipient is found to be engaging in activities detrimental to the Company, including competition with the Company, unauthorized disclosure of the Company’s confidential or proprietary information or “termination for cause” due to willful gross neglect or dishonesty for personal enrichment at the expense of the Company, or if recapture of such awards (including gains related to such awards) is required under the rules and regulations of the Securities and Exchange Commission or any national securities exchange on which the common shares are traded.
Termination
     The 2011 Plan provides that the plan will terminate ten years after the date of shareholder approval. Our Compensation Committee may, in its discretion, terminate the 2011 Plan at any time, but termination of the 2011 Plan will not affect the rights of participants or their successors under any awards outstanding under the 2011 Plan and not exercised in full on the date of termination.
Amendments and Miscellaneous
     The 2011 Plan may be amended by our Compensation Committee so long as any amendment that would materially increase the benefits accruing to participants under the 2011 Plan, would materially increase the number of securities which may be issued under the 2011 Plan, would materially modify the requirements for participation in the 2011 Plan or must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange is not effective until such approval has been obtained. Without limiting the generality of the foregoing, our Compensation Committee may amend the 2011 Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws and regulations, or in the interpretation of such laws and regulations.
     Except with respect to option rights, appreciation rights and restricted shares, our Compensation Committee may permit recipients to elect to defer the issuance of common shares or the settlement of awards in cash under procedures set forth by our Compensation Committee and intended to comply with Section 409A of the Code. The Compensation Committee may also provide that deferral settlements include payment or crediting of interest on the deferred amounts or the payment or crediting of dividend equivalents where the deferral amounts are denominated in common shares.
     The 2011 Plan and all actions taken pursuant to the plan are to be governed by the internal substantive laws of the State of Ohio.
2011 Plan Benefits
     It is not possible to determine specific amounts and types of awards that may be granted in the future under the 2011 Plan because the grant and actual settlement of awards under the 2011 Plan will be discretionary. The 2011 Plan does not mandate set benefits or amounts, and no awards have been granted under the 2011 Plan that are contingent upon shareholder approval.
FEDERAL INCOME TAX CONSEQUENCES
     The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2011 Plan based on Federal income tax laws in effect on January 1, 2011. This summary is not intended to be complete and does not describe state or local tax consequences.
Tax Consequences to Participants
     Nonqualified Option Rights. In general, (1) no income will be recognized by an optionee at the time a nonqualified option right is granted, (2) at the time of exercise of a nonqualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and (3) at the time of sale of shares acquired pursuant to the exercise of a nonqualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
     Incentive Option Rights. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
     If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
     Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a tandem appreciation right or a freestanding appreciation right. When the appreciation right is exercised, the recipient normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

     Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
     Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the recipient under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.
     Deferred Shares. No income generally will be recognized upon the award of deferred shares. The recipient of a deferred share award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the recipient under the award (reduced by any amount paid by the recipient for such deferred shares), and the capital gains/loss holding period for such shares will also commence on such date.
     Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted common shares received.
Tax Consequences to the Company or Subsidiary
     To the extent that a recipient recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the recipient performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
Vote Required to Approve the 2011 Plan
     The approval of the adoption of the 2011 Plan requires the affirmative vote of a majority of the votes cast at the 2011 Annual Meeting, provided that the total votes cast represent over 50% of the Company’s outstanding common shares. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will have the same effect as votes against the proposal, unless the total votes cast for or against the proposal represent more than 50% of the Company’s outstanding common shares. In that case, abstentions and broker non-votes will not have any effect on the result of the vote.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE TIMKEN COMPANY 2011 LONG-TERM INCENTIVE PLAN.

ITEM NO. 4
SHAREHOLDER ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER
VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
     The Securities Exchange Act of 1934 requires companies to hold a non-binding shareholder vote, at least once every six years, to determine whether a shareholder advisory vote on executive compensation should be held every one, two or three years.
     The Board of Directors is recommending that the frequency of the shareholder advisory vote on named executive officer compensation be every three years. The Company’s incentive compensation programs for executives are designed to link compensation performance with the full spectrum of our business goals, some of which are short-term, while others take several years or more to achieve. (Details of the Company’s named executive officer compensation programs can be found on pages 17 to 39 of this Proxy Statement.) A three-year time period between shareholder advisory votes will allow shareholders to evaluate the effectiveness of the Company’s compensation programs and related outcomes in a cycle that closely relates to the achievement of many of its strategic business objectives.
     The recent report of the New York Stock Exchange Commission on Corporate Governance concluded that shareholders have a right, a responsibility and a long-term economic interest to vote their shares in a thoughtful manner. A longer period of time between advisory votes will improve the ability of shareholders to exercise this right and responsibility through careful deliberation and well-balanced reasoning.
     Furthermore, a triennial vote provides the Compensation Committee of the Board of Directors, which is responsible for designing and administering the Company’s executive compensation programs, time to contemplate thoroughly possible changes that may be necessary to respond to shareholder concerns.
     Additionally, during the period of time between shareholder advisory votes, there may also be opportunities for shareholders to express their views on compensation such as through votes approving employee stock plans or senior executive performance plans.
     We are committed to strong corporate governance, and for the reasons presented above, we are recommending that the frequency of the shareholder advisory vote on named executive officer compensation be every three years.
     As an advisory vote, the outcome of the vote on this resolution is not binding on the Company. However, the Board of Directors values the opinions expressed by shareholders, and will consider the outcome of the vote when determining the frequency of the shareholder advisory vote on named executive officer compensation.
     Shareholders are being asked to vote on the following resolution:
RESOLVED, that the shareholders of The Timken Company determine, on an advisory basis, that the frequency with which the shareholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers set forth in the Company’s proxy statement is:
•	Choice 1 — every year;

•	Choice 2 — every two years;

•	Choice 3 — every three years; or

•	Choice 4 — abstain from voting
     THE BOARD OF DIRECTORS RECOMMENDS THAT AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION BE HELD EVERY THREE YEARS. SHAREHOLDERS ARE NOT VOTING TO APPROVE OR DISAPPROVE THE BOARD OF DIRECTORS’ RECOMMENDATION. SHAREHOLDERS MAY CHOOSE AMONG THE FOUR CHOICES LISTED IN THE RESOLUTION SET FORTH ABOVE.

ITEM NO. 5
SHAREHOLDER ADVISORY VOTE ON
NAMED EXECUTIVE OFFICER COMPENSATION
     The Company believes that its compensation programs for its named executive officers:
•	enable the Company to attract, retain and motivate superior quality executive management;

•	reward executive management for financial performance and achievement of strategic objectives; and

•	align the financial interests of executive management with those of shareholders.
     Accordingly, the Company’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its named executive officer compensation programs for its named executive officers at the 2011 Annual Meeting. Upon the recommendation of the Board of Directors, we ask shareholders to consider the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
     As an advisory vote, this resolution is not binding on the Company. However, the Compensation Committee of the Board of Directors, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.
     The affirmative vote of a majority of the votes cast is necessary for approval of the resolution. Abstentions and broker non-votes will not be counted for determining whether the resolution is approved.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and Directors, and persons who own more than 10% of the Common Stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange, and to provide the Company with copies of such reports. The Company is required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.
     Based solely upon its review of the copies of such reports furnished to the Company, or written representations that no forms were required to be filed, the Company is not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2010, by its executive officers, Directors, or 10% shareholders.
SUBMISSION OF SHAREHOLDER PROPOSALS
     The Company must receive by November 25, 2011, any proposal of a shareholder intended to be presented at the 2012 Annual Meeting of Shareholders and to be included in the Company’s proxy materials related to the 2012 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2012 Annual Meeting (“Non-Rule 14a-8 Proposals”) must be received by the Company by February 8, 2012, or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. The Company’s proxy related to the 2012 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after February 8, 2012.

SHAREHOLDER COMMUNICATIONS
     Shareholders or interested parties may send communications to the Board of Directors, any standing committee of the Board, or to any Director, in writing c/o The Timken Company, 1835 Dueber Avenue, S.W., P.O. Box 6932, Canton, Ohio 44706-0932. Shareholders or interested parties may also submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful review of the matter.
GENERAL
     On the record date of February 22, 2011, there were 98,347,423 outstanding shares of Common Stock, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than fifty percent of such shares shall constitute a quorum for purposes of the Annual Meeting of Shareholders.
     The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, officers and other employees of the Company, without extra remuneration, may solicit the return of proxies by any means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $10,000 plus reasonable out-of-pocket expenses.
     Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the election of Directors as indicated under Item No. 1, FOR Item No. 2 and Item No. 3, for CHOICE 3 — every three years for Item No. 4 and FOR Item No. 5, and, as to any other business as may be properly brought before the Annual Meeting of Shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders.
     You may revoke your proxy at any time before the Annual Meeting of Shareholders by a later dated proxy received by the Company, or by giving notice to the Company either in writing or at the meeting.
     Corporate Election Services, Inc. (“CES”) will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. Representatives of CES will serve as inspectors of election for the Annual Meeting of Shareholders. Under Ohio law and the Company’s Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting of Shareholders, but proxies representing shares held in “street name” by brokers that are not voted with respect to any proposal will not be counted for quorum purposes.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on May 10, 2011.
     This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our 2010 Annual Report, are available free of charge on the Investors’ section of our website www.timken.com/investors.
     After April 1, 2011, the Company will furnish to each shareholder, upon written request and without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements and schedules thereto, filed with the Securities and Exchange Commission. Requests should be addressed to Scott A. Scherff, Corporate Secretary and Vice President — Ethics and Compliance, The Timken Company, 1835 Dueber Avenue, S.W. — GNE-01, Canton, Ohio 44706-2798.

TABLE OF CONTENTS FOR APPENDIX A
THE TIMKEN COMPANY 2011 LONG-TERM INCENTIVE PLAN

APPENDIX A
THE TIMKEN COMPANY 2011 LONG-TERM INCENTIVE PLAN
     1. Purpose. The purpose of The Timken Company 2011 Long-Term Incentive Plan (the “Plan”), is to enable The Timken Company, an Ohio corporation (the “Corporation”), and its Subsidiaries, to attract, retain and motivate key employees by providing such persons incentives and rewards for superior performance and to promote equity participation by key employees and directors of the Corporation, thereby reinforcing a mutuality of interest with other shareholders, and permitting key employees and directors to share in the Corporation’s growth.
     2. Definitions. As used in this Plan,
“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, including both a Free-Standing Appreciation Right and a Tandem Appreciation Right.
“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right.
“Board” means the Board of Directors of the Corporation.
“Change in Control” means the occurrence of any of the following events:
(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 30% or more of either: (A) the then-outstanding Common Shares or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (“Voting Shares”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or
(ii)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Shares and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Shares and Voting Shares of the Corporation, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)	Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the committee described in Section 18(a) of this Plan.
“Common Shares” means (i) shares of the common stock of the Corporation and (ii) any security into which Common Shares may be converted by reason of any transaction or event of the type referred to in Section 12 of this Plan.
“Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).
“Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares or Performance Units or a grant or sale of Restricted Shares, Restricted Stock Units, Deferred Shares or Common Shares shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto, including the date on which a grant of Common Shares to a Nonemployee Director becomes effective pursuant to Section 10 of this Plan.
“Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 8 of this Plan.
“Deferred Shares” means an award pursuant to Section 8 of this Plan of the right to receive Common Shares at the end of a specified Deferral Period.
“Detrimental Activity” means:
(i)	Engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Corporation in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct responsibility during the last two years of his or her employment with the Corporation or a Subsidiary, in any territory in which the Corporation or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity;
(ii)	Soliciting any employee of the Corporation or a Subsidiary to terminate his or her employment with the Corporation or a Subsidiary;
(iii)	The disclosure to anyone outside the Corporation or a Subsidiary, or the use in other than the Corporation or a Subsidiary’s business, without prior written authorization from the Corporation, of any confidential, proprietary or trade secret information or material relating to the business of the Corporation and its Subsidiaries, acquired by the Participant during his or her employment with the Corporation or its Subsidiaries or while acting as a director of or consultant for the Corporation or its Subsidiaries thereafter;
(iv)	The failure or refusal to disclose promptly and to assign to the Corporation upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Corporation or any Subsidiary to secure a patent where appropriate in the United States and in other countries;
(v)	Activity that results in Termination for Cause. For the purposes of this Section, “Termination for Cause” shall mean a termination:
(A)	due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed; or

(B)	due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Corporation or a Subsidiary; or
(vi)	Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Corporation or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation.
“Effective Date” means the date that this Plan is approved by the shareholders of the Corporation.
“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of one or more awards granted under this Plan. An Evidence of Award may be in any electronic medium, may be limited to notation on the books and records of the Corporation and, unless otherwise determined by the Committee, need not be signed by a representative of the Corporation or a Participant.
“Existing Plan” means The Timken Company Long-Term Incentive Plan, as Amended and Restated as of February 5, 2008.
“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right or similar right.
“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Less-Than-80-Percent Subsidiary” means a Subsidiary with respect to which the Corporation directly or indirectly owns or controls less than 80 percent of the total combined voting or other decision-making power.
“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Deferred Shares and dividend equivalents. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Corporation or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Compensation Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following criteria: cash flow, comparisons with various stock market indices, cost of capital, customer service, debt reduction, earnings, earnings before interest and taxes, earnings per share, economic profit, free cash flow, gross profits, inventory management, net income, productivity improvement, profit after tax, reduction of fixed costs, return on assets, return on equity, return on invested capital, sales, shareholder return and/or working capital.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.
“Market Value per Share” means as of any particular date the closing sale price of the Common Shares as reported on The New York Stock Exchange or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed. If the Common Shares are not traded as of any given date, the Market Value per Share means the closing price for the Common Shares on the principal exchange on which the Common Shares are traded for the immediately preceding date on which the Common Shares were traded. If there is no regular public trading market for the Common Shares, the Market Value per Share of the Common Shares shall be the fair market value of the Common Shares as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
“Nonemployee Director” means a member of the Board who is not an employee of the Corporation or any Subsidiary.
“Optionee” means the person named in an Evidence of Award evidencing an outstanding Option Right.
“Option Price” means the purchase price payable upon the exercise of an Option Right.

“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.
“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at that time an officer, including without limitation an officer who may also be a member of the Board, or other key employee of the Corporation or any Subsidiary or who has agreed to commence serving in any such capacity within 90 days of the Date of Grant, and shall also include each Nonemployee Director who receives an award pursuant to this Plan. The term “Participant” shall also include any person who provides services to the Corporation or a Subsidiary that are equivalent to those typically provided by an employee.
“Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 9 of this Plan within which the Management Objectives relating thereto are to be achieved.
“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 9 of this Plan.
“Performance Unit” means a bookkeeping entry that records a unit equivalent to $100.00 or such other value as is determined by the Committee awarded pursuant to Section 9 of this Plan.
“Qualified Performance-Based Award” means any award of Performance Shares, Performance Units, Restricted Shares or Restricted Stock Units, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.
“Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the restrictions on transfer referred to in Section 6 hereof has expired.
“Restricted Stock Unit” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares or cash at the end of a specified period.
“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
“Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934 (or any successor rule to the same effect), as in effect from time to time.
“Spread” means, in the case of a Free-Standing Appreciation Right, the amount by which the Market Value per Share on the date when any such right is exercised exceeds the Base Price specified for such right or, in the case of a Tandem Appreciation Right, the amount by which the Market Value per Share on the date when any such right is exercised exceeds the Option Price specified for the related Option Right.
“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest; provided, however, for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Corporation owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right or any similar right granted under any other plan of the Corporation.
     3. Maximum Shares Available Under the Plan; Life of Plan Limits; Individual Participant Limits.
     (a) Subject to adjustment as provided in Section 12 of this Plan, the maximum number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from all substantial risks of forfeiture, (iii) in payment of Restricted Stock Units, (iv) as Deferred Shares, (v) in payment of Performance Shares or Performance Units that have been earned, (vi) as Common Share awards to Nonemployee Directors or (vii) in payment of dividend equivalents paid with respect to awards made under this Plan, shall not in the aggregate exceed 7,000,000 Common Shares (the “Available Common Shares”), which Available Common Shares may be Common Shares of original issuance or Common Shares held in treasury or a combination thereof.
     (b) Each Common Share issued or transferred (and, in the case of Restricted Shares, released from all substantial risks of forfeiture) pursuant to any award (other than an Option Right or Appreciation Right) granted under this Plan shall, for purposes of Section 3(a) of this Plan, reduce the number of Available Common Shares by two and twelve one hundredths (2.12) Common Shares for each such Common Share, instead of one Common Share. Each Common Share issued or transferred pursuant to any Option Right or Appreciation Right granted under this Plan shall, for purposes of Section 3(a) of this Plan, reduce the number of Available Common Shares by one Common Share.
     (c) Common Shares covered by an award granted under this Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the total number of Available Common Shares under this Plan as of a given date shall not be reduced by any Common Shares relating to prior awards that have expired or have been forfeited and cancelled. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under this Plan, any Common Shares that were covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (i) if Common Shares are tendered or otherwise used in payment of the Option Price of an Option Right, the total number of shares covered by the Option Right being exercised shall count against the aggregate plan limit described above; (ii) Common Shares withheld by the Corporation to satisfy tax withholding obligations shall count against the aggregate plan limit described above; (iii) Common Shares that are repurchased by the Corporation with Option Right proceeds shall not be added to the aggregate plan limit described above; and (iv) the gross number of Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not Common Shares are actually issued to the Participant upon exercise of the Appreciation Right, shall be considered issued or transferred pursuant to this Plan.
     (d) Notwithstanding anything in this Plan to the contrary, and subject to adjustment as provided in Section 12 of this Plan:
(i)	The aggregate number of Common Shares actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 7,000,000 Common Shares;
(ii)	No Participant shall be granted Option Rights or Appreciation Rights, in the aggregate, for more than 500,000 Common Shares during any calendar year;

(iii)	No Participant will be granted Qualified Performance-Based Awards of Restricted Shares, Restricted Stock Units, Performance Shares or Performance Units, in the aggregate, for more than 500,000 Common Shares during any calendar year;

(iv)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $3,000,000;

(v)	No Nonemployee Director will be granted, in any period of one calendar year, awards in excess of 6,000 Restricted Shares, 7,500 Common Shares or 9,000 Option Rights.
     (e) Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Common Shares that may be issued or transferred under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 12 of this Plan, may be used for awards granted under Sections 6 through 9 of this Plan that do not comply with the three-year or one-year vesting requirements set forth in such Sections of this Plan plus awards granted under Section 10 of this Plan.
     4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize grants to Participants of options to purchase Common Shares. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:
     (a) Each grant shall specify the number of Common Shares to which it pertains, subject to the limitations set forth in Section 3 of this Plan.
     (b) Each grant shall specify an Option Price per Common Share, which shall be equal to or greater than the Market Value per Share on the Date of Grant.
     (c) Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Corporation, (ii) nonforfeitable, unrestricted Common Shares, which are already owned by the Optionee and have a value at the time of exercise that is equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Corporation’s withholding Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Corporation, the Common Shares so withheld shall not be treated as issued and acquired by the Corporation upon such exercise), (iv) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 4(d) below, on such basis as the Committee may determine in accordance with this Plan and (v) any combination of the foregoing.
     (d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Common Shares to which the exercise relates.
     (e) Successive grants may be made to the same Participant regardless of whether any Option Rights previously granted to such Participant remain unexercised.
     (f) Each grant shall specify the period or periods of continuous service by the Optionee with the Corporation or any Subsidiary that is necessary before the Option Rights or installments thereof shall become exercisable, and any such grant may provide for the earlier exercisability of such rights in the event of the retirement, death or disability of the Participant or a Change in Control.
     (g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.
     (h) Option Rights granted under this Plan may be (i) options that are intended to qualify under particular provisions of the Code, including without limitation Incentive Stock Options, (ii) options that are not intended to so qualify or (iii) combinations of the foregoing. Incentive Stock Options may be granted only to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
     (i) Option Rights granted under this Plan shall not provide for any dividends or dividend equivalents thereon.
     (j) The exercise of an Option Right will result in the cancellation on a Common Share-for-Common Share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.
     (k) No Option Right granted under this Plan may be exercised more than 10 years from the Date of Grant.
     (l) Each grant shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.
     (m) The Committee reserves the discretion after the Date of Grant to provide for the right to tender in satisfaction of the Option Price nonforfeitable, unrestricted Common Shares, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price.
     5. Appreciation Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize grants to Participants of Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Corporation an amount determined by the Committee, which will be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Corporation an amount determined by the Committee, which will be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of exercise. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:
     (a) Any grant may specify that the amount payable upon the exercise of an Appreciation Right may be paid by the Corporation in cash, Common Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Corporation to issue Common Shares or other equity securities in lieu of cash; provided, however, that no form of consideration or manner of payment that would cause Rule 16b-3 to cease to apply to this Plan shall be permitted.
     (b) Any grant may specify that the amount payable upon the exercise of an Appreciation Right shall not exceed a maximum specified by the Committee on the Date of Grant.

     (c) Any grant may specify (i) a waiting period or periods before Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Appreciation Rights shall be exercisable.
     (d) Any grant may specify that an Appreciation Right may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of the Participant or a Change in Control.
     (e) Appreciation Rights granted under this Plan shall not provide for any dividends or dividend equivalents thereon.
     (f) Each grant shall be evidenced by an Evidence of Award, which shall describe the subject Appreciation Rights, identify any related Option Rights, state that the Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.
     (g) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such rights.
     (h) Regarding Tandem Appreciation Rights only: Each grant shall provide that a Tandem Appreciation Right may be exercised only (i) at a time when the related Option Right (or any similar right granted under any other plan of the Corporation) is also exercisable and the Spread is positive and (ii) by surrender of the related Option Right (or such other right) for cancellation.
     (i) Regarding Free-Standing Appreciation Rights only:
(i)	Each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price per Common Share, which shall be equal to or greater than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to such Participant remain unexercised;

(iii)	Each grant shall specify the period or periods of continuous employment of the Participant by the Corporation or any Subsidiary that are necessary before the Free-Standing Appreciation Rights or installments thereof shall become exercisable; and

(iv)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.
     6. Restricted Shares. The Committee may also authorize grants or sales to Participants of Restricted Shares upon such terms and conditions as the Committee may determine. Each such grant or sale may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:
     (a) Each grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.
     (b) Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

     (c) Each grant or sale shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until Management Objectives referred to in subparagraph (e) below are achieved. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on an annual basis, as determined by the Committee on the Date of Grant.
     (d) Each grant or sale shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant. Such restrictions may include without limitation rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.
     (e) Any grant of Restricted Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Shares; provided, however, that, notwithstanding subparagraph (c) above, restrictions relating to Restricted Shares that vest upon the achievement of Management Objectives may not terminate sooner than one year from the Date of Grant. Each such grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.
     (f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares in the event of the retirement, death or disability of the Participant or a Change of Control.
     (g) Any grant or sale may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered; provided, however, that dividends or other distributions on Restricted Shares with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives. Sequestered dividends or other distribution may be reinvested on an immediate or deferred basis in additional Common Shares, which may be subject to the same restrictions as the underlying award or such other restrictions as the Committee may determine.
     (h) Each grant or sale shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Corporation until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares, or (ii) all Restricted Shares will be held at the Corporation’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.
     7. Restricted Stock Units. The Committee may also authorize the granting or sale of Restricted Stock Units to Participants upon such terms and conditions as the Committee may determine. Each such grant or sale may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:

     (a) Each grant or sale will constitute the agreement by the Corporation to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify. If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives then, notwithstanding anything to the contrary contained in subparagraph (c) below, such Restriction Period may not terminate sooner than one year from the Date of Grant. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.
     (b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.
     (c) If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the three-year period, on an annual basis, as determined by the Committee on the Date of Grant.
     (d) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or modification of the Restriction Period in the event of the retirement, death or disability of the Participant or a Change in Control.
     (e) During the Restriction Period, the Participant will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and shall have no right to vote them, but the Committee may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividends or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives.
     (f) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned.
     (g) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
     8. Deferred Shares. The Committee may also authorize grants or sales of Deferred Shares to Participants upon such terms and conditions as the Committee may determine. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:
     (a) Each grant or sale shall constitute the agreement by the Corporation to issue or transfer Common Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

     (b) Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.
     (c) Each grant or sale shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period to be determined by the Committee on the Date of Grant or until Management Objectives referred to in subparagraph (e) below are achieved. If the termination of the Deferral Period is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the Deferral Period may terminate ratably during the three-year period, on an annual basis, as determined by the Committee on the Date of Grant.
     (d) During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on such shares in cash or additional Common Shares on a current, deferred or contingent basis; provided, however, that dividend equivalents on Deferred Shares with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives.
     (e) Any grant of Deferred Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the Deferral Period applicable to such Deferred Shares; provided, however, that, notwithstanding subparagraph (c) above, the Deferral Period relating to Deferred Shares that terminates upon the achievement of Management Objectives may not terminate sooner than one year from the Date of Grant. Each such grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Deferred Shares for which the Deferral Period will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.
     (f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Deferred Shares may provide for the earlier termination of the Deferral Period relating to such Deferred Shares in the event of the retirement, death or disability of the Participant or a Change of Control.
     (g) Each grant or sale shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.
     9. Performance Shares and Performance Units. The Committee may also authorize grants to Participants of Performance Shares and Performance Units, which shall become payable to the Participant upon the achievement of specified Management Objectives, upon such terms and conditions as the Committee may determine. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:
     (a) Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, subject to the limitations in Section 3, which may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
     (b) The Performance Period with respect to each Performance Share or Performance Unit will be such period of time (not less than one year) commencing with the Date of Grant as shall be determined by the Committee on the Date of Grant and may be subject to earlier termination in the event of the retirement, death or disability of the Participant or a Change in Control.
     (c) Each grant shall specify the Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives.
     (d) Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Corporation in cash, Common Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.
     (e) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant. Any grant of Performance Units may specify that the amount payable, or the number of Common Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Date of Grant.
     (f) Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares or Performance Units with respect to which such dividend equivalents are paid.
     (g) Each grant of Performance Shares or Performance Units shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.
     10. Common Share Awards to Nonemployee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Nonemployee Directors of Common Shares. Awards of Common Shares to Nonemployee Directors shall be subject only to a restriction on transfer for a period of six months immediately following the Date of Grant thereof and shall bear a legend to that effect.
     11. Transferability.
     (a) No Option Right, Appreciation Right or other derivative security (as that term is used in Rule 16b-3) awarded under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Option Rights and Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and/or court supervision. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for transferability of Option Rights or Appreciation Rights under this Plan; provided, however, that no awards granted under this Plan may be transferred in exchange for value or consideration.
     (b) Any award made under this Plan may provide that all or any part of the Common Shares that are (i) to be issued or transferred by the Corporation upon the exercise of Option Rights or Appreciation Rights, or upon the termination of the Deferral Period applicable to Deferred Shares, or upon the termination of the Restriction Period applicable to Restricted Stock Units, or in payment of Performance Shares or Performance Units or (ii)

no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, shall be subject to further restrictions upon transfer.
     12. Adjustments. The Committee shall make or provide for such adjustments in the (a) number of Common Shares or number of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Deferred Shares and Performance Shares and Performance Units granted hereunder, (b) prices per share applicable to such Option Rights and Appreciation Rights, and (c) kind of shares (including shares of another issuer) covered thereby, as the Committee in its sole discretion in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. Moreover, the Committee may on or after the Date of Grant provide in the agreement evidencing any award under this Plan that the holder of the award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Committee may provide that the holder will automatically be entitled to receive such an equivalent award. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers and kind of shares specified in Section 3 as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(d)(i) will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.
     13. Fractional Shares. The Corporation shall not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.
     14. Withholding Taxes. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld. At the discretion of the Committee, such arrangements may include the tender by the Participant or such other person or the withholding by the Corporation of Common Shares to provide for such withholding taxes. Any Evidence of Award may provide for such arrangements, subject to such conditions and limitations as the Committee may approve. In no event shall the value of the Common Shares to be tendered or withheld pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.
     15. Participation by Employees of a Less-Than-80-Percent Subsidiary. As a condition to the effectiveness of any grant or award to be made hereunder to a Participant who is an employee of a Less-Than-80-Percent Subsidiary, regardless whether such Participant is also employed by the Corporation or another Subsidiary, the Committee may require the Less-Than-80-Percent Subsidiary to agree to transfer to the Participant (as, if and when provided for under this Plan and any applicable agreement entered into between the Participant and the Less-Than-80-Percent Subsidiary pursuant to this Plan) the Common Shares that would otherwise be delivered by the Corporation upon receipt by the

Less-Than-80-Percent Subsidiary of any consideration then otherwise payable by the Participant to the Corporation. Any such award may be evidenced by an agreement between the Participant and the Less-Than-80-Percent Subsidiary, in lieu of the Corporation, on terms consistent with this Plan and approved by the Committee and the Less-Than-80-Percent Subsidiary. All Common Shares so delivered by or to a Less-Than-80-Percent Subsidiary will be treated as if they had been delivered by or to the Corporation for purposes of Section 3 of this Plan, and all references to the Corporation in this Plan shall be deemed to refer to the Less-Than-80-Percent Subsidiary except with respect to the definitions of the Board and the Committee and in other cases where the context otherwise requires.
     16. Certain Terminations of Employment. If permitted by Section 409A of the Code and Section 162(m), but subject to the paragraph that follows, in case of termination of employment by reason of death, disability or normal retirement or early retirement with the consent of the Corporation of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Deferred Shares as to which the Deferral Period is not complete, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 11(b) of this Plan, the Committee may, in its sole discretion, take any action that it deems to be equitable under the circumstances or in the best interests of the Corporation, including, without limitation, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
Subject to Section 19(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no such amendment shall impair the rights of any Participant without his or her consent. The Committee may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
     17. Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals, who are employed by the Corporation or any Subsidiary outside of the United States of America or who provide services to the Corporation under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan (including without limitation sub-plans) as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Corporation.
     18. Administration of the Plan.
     (a) This Plan shall be administered by the Compensation Committee of the Board, as constituted from time to time. The Committee shall be composed of not less than three members of the Board, each of whom shall (i) meet all applicable independence requirements of the New York Stock Exchange, or if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange on which the Common Stock is traded, (ii) be a “non-employee director” within the meaning of Rule 16b-3 and (iii) be an “outside director” within the meaning of Section 162(m) of the Code. The Committee may from time to time delegate all or any part of its authority under this Plan to any subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.
     (b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Deferred Shares, Performance Shares and Performance Units and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable for any such action taken or determination made in good faith.
     (c) The Committee, to the full extent permitted by law, may delegate to one or more of its members or to one or more other directors or any officer or officers of the Corporation, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and any person to whom duties or powers have been delegated as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. Without limiting the generality of the foregoing, the Committee may, by resolution, authorize one or more officers of the Corporation to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan and (ii) determine the size and type of any such awards; provided, however, that (x) the Committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, director or more than 10% beneficial owner of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as determined by the Committee in accordance with Section 16 of the Securities Exchange Act of 1934, or any person subject to Section 162(m) of the Code, (y) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant and the terms of any award that such officer(s) may grant, and (z) the officer(s) shall report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
     19. Amendments and Other Matters.
     (a) This Plan may be amended from time to time by the Committee; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained. Without limiting the generality of the foregoing, the Committee may amend this Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.
     (b) Except in connection with a corporate transaction or event described in Section 12 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of the Plan. Notwithstanding any provision of the Plan to the contrary, this Section 19(b) may not be amended without approval by the Corporation’s shareholders.
     (c) Except with respect to Options Rights, Appreciation Rights and Restricted Shares, the Committee also may permit Participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with Section 409A of the Code. The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Common Shares.
     (d) The Committee may condition the grant of any award or combination of awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or any Subsidiary to the Participant.
     (e) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option Right; provided, however, that such provision shall remain in effect with respect to other Option Rights, and there shall be no further effect on any provision of this Plan.
     20. Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Corporation of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either during employment by the Corporation or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity. In addition, notwithstanding anything in the Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Corporation of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.
     21. Compliance with Section 409A of the Code.
     (a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of Participants). Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

     (b) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) such Participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time) and (ii) the Corporation makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Corporation shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after the Participant’s separation from service.
     (c) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Corporation or any of its affiliates.
     22. Effective Date/Termination. This Plan shall be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Existing Plan, except that outstanding awards granted under the Existing Plan will continue unaffected following the Effective Date. No grant shall be made under this Plan more than ten years after the Effective Date, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.
     23. No Right to Employment. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or any Subsidiary and shall not interfere in any way with any right that the Corporation or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.
     24. Governing Law. The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

V O T E B Y T E L E P H O N E c/o Corporate Election Services P. O. Box 3200 Have your proxy card available when you call the Pittsburgh, PA 15230 Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote. V O T E B Y I N T E R N E T Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote. V O T E B Y M A I L Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230. Vote by Telephone Vote by Internet Vote by Mail Call Toll-Free using a Access the Website and Return your proxy card Touch-Tone phone: Cast your vote: in the Postage-Paid 1-888-693-8683 www.cesvote.com envelope provided Vote 24 hours a day, 7 days a week! If you vote by telephone or Internet, please do not send your proxy by mail. Proxy must be signed and dated below. Please fold and detach card at perforation before mailing. THE TIMKEN COMPANY PROXY / VOTING INSTRUCTION CARD The undersigned appoints W. J. Timken, Jr.; James W. Griffith; and Scott A. Scherff; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held at 1835 Dueber Avenue, S.W., Canton, Ohio, on May 10, 2011 at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ associate share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting. Signature Signature (if jointly held) Date: Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such. PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS May 10, 2011 Parking: Shareholders attending the meeting 10:00 a.m. may park in the visitor lot behind the Corporate Corporate Auditorium (C1G) Office building. The Timken Company 1835 Dueber Avenue, S.W. Note: If your shares are held in street name, Canton, OH 44706-2798 please bring a letter with you from your broker Telephone: (330) 438-3000 stating as such to the Annual Meeting. For directions to the Annual Meeting, you may call 330-471-3997. ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company in writing. To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail. Please fold and detach card at perforation before mailing. THE TIMKEN COMPANY PROXY / VOTING INSTRUCTION CARD The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR proposals 1, 2, 3, for 3 YEARS for proposal 4 and FOR proposal 5. 1. Election of Directors to serve in Class II for a term of two years: Nominees: (1) John M. Ballbach (2) Phillip R. Cox (3) Ward J. Timken, Jr. FOR all nominees listed above WITHHOLD AUTHORITY to vote for all nominees listed above To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above. 2. To ratify the selection of Ernst & Young LLP as the independent auditor for the year ending December 31, 2011. FOR AGAINST ABSTAIN 3. To approve The Timken Company 2011 Long-Term Incentive Plan. FOR AGAINST ABSTAIN 4. To consider a resolution regarding the frequency of the shareholder advisory vote on named executive officer compensation. 3 YEARS 2 YEARS 1 YEAR ABSTAIN 5. To consider a resolution regarding the shareholder advisory vote on named executive officer compensation. FOR AGAINST ABSTAIN In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.